Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

Zeo Energy Corp.,
as Parent,

Hyperion Merger Corp.,
as Merger Sub I,

Hyperion Acquisition LLC,

as Merger Sub II,

and

Heliogen, Inc.,
as the Company

Dated as of May 28, 2025

- i -

(continued)

- ii -

(continued)

- iii -

(continued)

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Voting Agreement

Exhibit B	Company Stockholders Signing Voting Agreements

INDEX OF ANNEXES

Annex	Description

Annex I	Definitions

Annex II	Specified Liabilities

- iv -

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”), dated as of May 28, 2025, is by and among Zeo Energy Corp., a Delaware corporation (“Parent”), Hyperion Merger Corp., a Delaware corporation and a direct, wholly-owned Subsidiary of Parent (“Merger Sub I”), Hyperion Acquisition LLC, a Delaware limited liability company and a direct, wholly-owned Subsidiary of Parent (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”) and Heliogen, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Annex I or as otherwise defined elsewhere in this Agreement, unless the context clearly provides otherwise. Parent, the Merger Subs and the Company are each sometimes referred to herein as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, it is proposed that Merger Sub I shall merge with and into the Company (the “First Merger”), with the Company surviving as a direct, wholly owned Subsidiary of Parent, pursuant to which each share of common stock, $0.0001 par value per share, of the Company (the “Company Common Stock”), in each case, issued and outstanding immediately prior to the Effective Time, other than any Cancelled Shares, will be converted into the right to receive the Merger Consideration upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, and as part of the same overall transaction, immediately after the First Merger, the Company shall merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II surviving, in each case, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”);

WHEREAS, the Parties intend that, for U.S. federal income Tax purposes, the Mergers, taken together, constitute a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) and for purposes of Sections 354, 361 and 368 of the Code (the “Intended Tax Treatment”);

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) unanimously (i) determined that the terms of this Agreement and the transactions contemplated hereby (the “Transactions”), including the Mergers and the issuance of shares of Parent Class A Common Stock (as defined herein) in connection therewith, are fair to, and in the best interests of, the Company and its stockholders (the “Company Stockholders”), (ii) determined that it is in the best interests of the Company and the Company Stockholders and declared it advisable to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Mergers and the other Transactions upon the terms and subject to the conditions contained herein and (iv) subject to the terms and conditions set forth in this Agreement, resolved to recommend that the Company Stockholders approve the Transactions, including the Mergers, and adopt this Agreement (the “Company Board Recommendation”);

WHEREAS, the board of directors of each of Parent and the Merger Subs have approved this Agreement and determined that this Agreement and the Transactions, including the Mergers and the issuance of Parent Class A Common Stock in connection therewith, are advisable and fair to, and in the best interests of, Parent and the Merger Subs and their respective stockholder(s) or member, as applicable;

WHEREAS, Parent has received voting and support agreements in the form attached as Exhibit A hereto (collectively, the “Voting Agreements”) signed by the Company and the Company Stockholders set forth on Exhibit B hereto; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also prescribe various terms of and conditions to the Transactions, including the Mergers.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.
THE MERGERS

Section 1.1 The Mergers

(a) Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub I shall be merged with and into the Company, whereupon the separate existence of Merger Sub I will cease, with the Company surviving the First Merger (the surviving entity in the First Merger, sometimes being referred to herein as the “First Surviving Corporation”), such that immediately following the First Merger, the First Surviving Corporation will be a direct, wholly owned Subsidiary of Parent.

(b) Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL and DLLCA, immediately after the Effective Time, the First Surviving Corporation shall be merged with and into Merger Sub II, whereupon the separate existence of the First Surviving Corporation will cease, with Merger Sub II surviving the Second Merger (the surviving entity in the Second Merger, sometimes being referred to herein as the “Surviving Company”).

Section 1.2 Effect of the Mergers

(a) At the Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Certificate of Merger and the applicable provisions of the DGCL.

(b) At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of the DGCL and DLLCA.

Section 1.3 The Closing. The closing of the First Merger (the “Closing”) shall take place by electronic exchange of deliverables, as promptly as practicable following, and in any case no later than 10:00 a.m. Eastern Standard Time on the third (3rd) Business Day after the satisfaction or, to the extent permitted by applicable Law, waiver, of the conditions set forth in Article VII (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver, of such conditions), unless another date, time or place is agreed to in writing by the Company and Parent (the date on which the Closing actually occurs, the “Closing Date”).

Section 1.4 Effective Time.

(a) At the Closing, the Parties shall cause a certificate of merger with respect to the First Merger (the “First Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL and make any other filings, recordings or publications required to be made by the Company or Merger Sub I under the DGCL in connection with the First Merger. The First Merger shall become effective at such time as the First Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later date and time as may be agreed by the Company and Parent in writing and specified in the First Certificate of Merger (such date and time the First Merger becomes effective being the “Effective Time”).

(b) Immediately after the First Merger, but in any event on the same day as the Effective Time, the Parties shall cause a certificate of merger with respect to the Second Merger (the “Second Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL and the DLLCA and make any other filings, recordings or publications required to be made by the Company or Merger Sub II under the DGCL or DLLCA in connection with the Second Merger. The Second Merger shall become effective at such time as the Second Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later date and time as may be agreed by the Company and Parent in writing and specified in the Second Certificate of Merger (such date and time the Second Merger becomes effective being the “Second Effective Time”).

Section 1.5 Governing Documents of the Surviving Company.

(a) Without limiting Section 6.4, at the Effective Time, the certificate of incorporation and the bylaws of Merger Sub I as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws, respectively, of the First Surviving Corporation until thereafter amended in accordance with applicable Law.

(b) Without limiting Section 6.4, at the Second Effective Time, the certificate of formation and the operating agreement of Merger Sub II as in effect immediately prior to the Second Effective Time shall be the certificate of formation and operating agreement, respectively, of the Surviving Company until thereafter amended in accordance with applicable Law; provided that the name of the Surviving Company shall be “Heliogen LLC” or such other name as selected by Parent prior to the Closing.

Section 1.6 Officers and Directors of the Surviving Company.

(a) Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub I immediately prior to the Effective Time, from and after the Effective Time, shall be the initial officers of the First Surviving Corporation. The directors of Merger Sub I immediately prior to the Effective Time, from and after the Effective Time, shall be the initial directors of the First Surviving Corporation.

(b) Unless otherwise determined by Parent prior to the Second Effective Time, the officers of Merger Sub II immediately prior to the Second Effective Time, from and after the Second Effective Time, shall be the initial officers of the Surviving Company. The directors of Merger Sub II immediately prior to the Second Effective Time, from and after the Second Effective Time, shall be the initial directors of the Surviving Company.

ARTICLE II.
TREATMENT OF SECURITIES

Section 2.1 Treatment of Capital Stock.

(a) Treatment of Company Capital Stock. At the Effective Time, by virtue of the First Merger and without any action on the part of the Parties or holders of any securities of the Company or the Merger Subs, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time other than any Cancelled Shares (such Company Common Stock other than Cancelled Shares, “Eligible Shares”) shall be automatically canceled and cease to exist, and each evidence of shares in book-entry form previously evidencing any of the Eligible Shares immediately prior to the Effective Time (the “Book-Entry Shares”) and each certificate previously representing any Eligible Shares immediately prior to the Effective Time (the “Certificates”) shall thereafter represent only the right to receive a number of shares of Class A common stock, par value $0.0001 per share, of Parent (“Parent Class A Common Stock”) equal to the Exchange Ratio, without interest, upon the surrender of such shares of Company Common Stock in accordance with Section 2.2 (such shares of Parent Class A Common Stock issuable pursuant to this Section 2.1 and Section 2.3, the “Share Merger Consideration”), and including, if applicable, cash in lieu of fractional shares of Parent Class A Common Stock aggregated and payable in accordance with Section 2.5 (the “Fractional Share Consideration”) together with the amounts, if any, payable pursuant to Section 2.2(f) (such amounts, collectively with the Share Merger Consideration and the Fractional Share Consideration, being the “Merger Consideration”), in accordance with this Article II, subject to any required Tax withholding as provided in Section 2.4.

(b) Certain Company Common Stock. At the Effective Time, by virtue of the First Merger and without any action on the part of the Parties or holders of any securities of the Company or the Merger Subs, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by the Company or is owned directly by Parent or the Merger Subs shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor (collectively, the “Cancelled Shares”).

(c) Treatment of Shares of Merger Subs.

(i) At the Effective Time, each issued and outstanding share of common stock, par value $0.0001 per share, of Merger Sub I issued and outstanding immediately prior to Effective Time shall be automatically canceled and converted into and become one (1) newly issued fully paid and nonassessable share of common stock, par value $0.0001 per share, of the First Surviving Corporation, which shall constitute the only outstanding shares of the First Surviving Corporation immediately following the Effective Time.

(ii) At the Second Effective Time, each issued and outstanding share of common stock, par value $0.0001 per share, of the Company issued and outstanding immediately prior to Second Effective Time shall be automatically canceled without any conversion thereof or payment of any cash or other property or consideration therefor and shall cease to exist, and each unit of Merger Sub II issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as a unit of the Surviving Company.

(d) Adjustment to Prevent Dilution. The Merger Consideration shall be adjusted appropriately, without duplication, to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Class A Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock or shares of Parent Class A Common Stock outstanding after the date hereof and prior to the Effective Time. Nothing in this Section 2.1(d) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.2 Payment for Securities; Surrender of Certificates.

(a) Exchange Fund. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as the exchange agent in connection with the Mergers (the “Exchange Agent”). The Exchange Agent shall also act as the agent for the Company Stockholders for the purpose of receiving and holding their Certificates and Book-Entry Shares and shall obtain no rights or interests in the shares represented thereby. At or immediately after the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent (i) an aggregate number of shares of Parent Class A Common Stock to be issued in uncertificated or book-entry form equal to the aggregate Share Merger Consideration payable pursuant to Section 2.1(a) and (ii) cash in immediately available funds in an aggregate amount sufficient to pay the aggregate Fractional Share Consideration in accordance with Section 2.5. In addition, Parent shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any Post-Closing Distributions, if any, to which the holders of record of Eligible Shares may be entitled pursuant to Section 2.2(f) with both a record and payment date after the Effective Time and prior to the surrender of such Eligible Shares. Such shares of Parent Class A Common Stock for the aggregate Share Merger Consideration, cash for the aggregate Fractional Share Consideration and the amount of any Post-Closing Distributions, are referred to collectively in this Agreement as the “Exchange Fund”. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to Parent.

(b) Procedures for Surrender.

(i) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of Eligible Shares (A) appropriate transmittal materials in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) or transfer of the Book-Entry Shares to the Exchange Agent (including customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares) (such transmittal materials, collectively, the “Letter of Transmittal”), and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) or transferring the Book-Entry Shares to the Exchange Agent in exchange for the Share Merger Consideration, Fractional Share Consideration, if any, in accordance with Section 2.5, and Post-Closing Distributions. With respect to holders of record of Book-Entry Shares, the Parties shall cooperate to establish procedures with the Exchange Agent to allow the Exchange Agent to promptly transmit, following the Effective Time, to such holders or their nominees, upon surrender of Eligible Shares (if applicable under such procedures), the Share Merger Consideration, Fractional Share Consideration, if any, in accordance with Section 2.5, and any Post-Closing Distributions.

(ii) Upon surrender to the Exchange Agent of Eligible Shares that are a Certificate (or an affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) , by physical surrender of such Certificate or that are Book-Entry Shares, by book-receipt of an “agent’s message” by the Exchange Agent in connection with the transfer of Book-Entry Shares or as otherwise provided in the applicable procedures agreed pursuant to Section 2.2(b)(i), in accordance with the terms of the Letter of Transmittal and accompanying instructions or, with respect to Book-Entry Shares, in accordance with such procedures, the holder of record of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor (A) that number of whole shares of Parent Class A Common Stock that such holder is entitled to receive pursuant to Section 2.1(a) as Share Merger Consideration and, including any (B) an amount (if any) in immediately available funds (or, if no wire transfer instructions are provided, a check) of (1) Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 2.5, and (2) any Post-Closing Distributions that such holder has the right to receive in accordance with Section 2.2(f), and in each case, after giving effect to any required Tax withholdings as provided in Section 2.4). The Exchange Agent shall accept Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not required to be paid.

(iii) No interest shall be paid or accrued on any amount payable upon surrender of Eligible Shares, and any Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.2(e)) or ledger entry relating to Book-Entry Shares formerly representing shares of Company Common Stock that have been so surrendered shall be cancelled by the Exchange Agent.

(iv) In the event of a transfer of ownership of Eligible Shares that is not registered in the transfer records of the Company, the proper number of shares of Parent Class A Common Stock representing the aggregate Share Merger Consideration for such Eligible Shares, together with an amount (if any) in immediately available funds (or, if no wire transfer instructions are provided, a check) of cash for the aggregate Fractional Share Consideration, if any, payable pursuant to Section 2.5 and any Post-Closing Distributions in respect of such Eligible Shares in accordance with Section 2.2(f), and in each case, after giving effect to any required Tax withholdings as provided in Section 2.4), may be issued or paid to such a transferee if (A) in the case of certificated shares, the Certificate formerly representing such Eligible Shares is presented to the Exchange Agent and (B) in the case of Book-Entry Shares, written instructions authorizing the transfer of the Book-Entry Shares are presented to the Exchange Agent, and in the case of each of clauses (A) and (B), such information is accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to the Exchange Agent and Parent. Until surrendered as contemplated by this Section 2.2(b), each Certificate and Book-Entry Share shall be deemed at any time at or after the Effective Time to represent only the right to receive the Merger Consideration in accordance with this Article II, including any Fractional Share Consideration payable in accordance with Section 2.5, and any Post-Closing Distributions in accordance with Section 2.2(f), in each case without interest.

(c) Transfer Books; No Further Ownership Rights in Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no transfers on the records or stock transfer books of the Company of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of record of each Certificate or Book-Entry Share outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to Parent, the First Surviving Corporation or the Surviving Company for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Exchange Fund; No Liability. At any time following the first (1st) anniversary of the Effective Time, Parent shall be entitled, upon demand, to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund. Any former stockholders of the Company who have not theretofore complied with this Article II shall thereafter be entitled to look only to Parent (subject to abandoned property, escheat or similar Laws) with respect to the applicable Merger Consideration, including for delivery of any shares of Parent Class A Common Stock and any amount payable in respect of Fractional Share Consideration in accordance with Section 2.5, and any Post-Closing Distributions in accordance with Section 2.2(f), payable upon due surrender of their Certificates (or affidavit of loss in lieu thereof in accordance with Section 2.2(e)) or Book-Entry Shares and compliance with the procedures in Section 2.2(b), without any interest thereon. Notwithstanding anything in this Agreement to the contrary, none of Parent, the Company, the Merger Subs, the First Surviving Corporation, the Surviving Company, the Exchange Agent or any other Person shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund that remains undistributed to the holders of Eligible Shares immediately prior to the time at which the Exchange Fund would otherwise escheat to, or become property of, any Governmental Entity, shall, to the extent permitted by Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Parent, an indemnity bond, the applicable Merger Consideration payable in respect thereof pursuant to Section 2.1, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.5, and any Post-Closing Distributions in accordance with Section 2.2(f).

(f) Dividends or Distributions with Respect to Parent Class A Common Stock. No dividends or other distributions with respect to Parent Class A Common Stock, with a record date after the Effective Time (“Post-Closing Distributions”), shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Parent Class A Common Stock issuable hereunder, and, unless the Exchange Fund has been terminated in accordance with Section 2.2(d), all such Post-Closing Distributions shall be paid by Parent to the Exchange Agent and be included in the Exchange Fund, in each case, until the surrender of such Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) or Book-Entry Share is surrendered for exchange in accordance with this Article II. Subject to applicable Law, following such surrender, there shall be issued or paid to the holder of record of the whole shares of Parent Class A Common Stock issued in exchange for Eligible Shares in accordance with this Article II, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Class A Common Stock to which such holder is entitled pursuant to this Agreement and not paid and (ii) at the appropriate payment date, dividends or other distributions payable with respect to such whole shares of Parent Class A Common Stock with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender.

Section 2.3 Treatment of Company Options, Company RSUs and Company Warrants; Company ESPP.

(a) Company Options.

(i) Each outstanding unvested Company Option will automatically accelerate to be fully vested as of immediately prior to the Effective Time. At the Effective Time, each Company Option outstanding and unexercised as of immediately prior to the Effective Time having a per share exercise price that is less than the Per Share Purchase Price (each such Company Option, an “In-the-Money Company Option”), without any action on the part of Parent, the Company or the holder thereof, will be cancelled and converted into the right to receive a number of shares of Parent Class A Common Stock equal to (A) the Exchange Ratio multiplied by (B) the quotient obtained by dividing (x) the product of (I) the excess of the Per Share Purchase Price over the per share exercise price of such Company Option, multiplied by (II) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, by (y) the Per Share Purchase Price, together with any cash in lieu of fractional Parent Class A Common Stock payable in accordance with Section 2.5 (after aggregating all fractional shares of Parent Class A Common Stock issuable to such holder), without interest and subject to any required Tax withholding as provided in Section 2.4.

(ii) At the Effective Time, each Out-of-the-Money Company Option outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) shall be cancelled without any consideration being payable in respect thereof, and have no further force or effect.

(b) Company RSUs. At the Effective Time, each Company RSU outstanding as of immediately prior to the Effective Time (whether vested or unvested) will automatically accelerate to be fully vested as of immediately prior to the Effective Time and be cancelled, with the holder of such Company RSU becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, the Merger Share Consideration in respect of each share of Company Common Stock subject to such Company RSU immediately prior to the Effective Time determined in accordance with Section 2.1(a), together with any cash in lieu of fractional Parent Class A Common Stock payable in accordance with Section 2.5 (after aggregating all fractional shares of Parent Class A Common Stock issuable to such holder), without interest and subject to any required Tax withholding as provided in Section 2.4.

(c) Commercial Warrants; SPAC Warrants; Other Securities.

(i) Each outstanding Commercial Warrant will accelerate to be fully vested as of immediately prior to the Effective Time in accordance with its terms. At the Effective Time, each Commercial Warrant then outstanding and unexercised will be automatically, without any action on the part of Parent, the Merger Subs, the Company or the holder thereof, cease to represent a Commercial Warrant exercisable for shares of Company Common Stock and will be terminated and cancelled without any consideration being payable in respect thereof, and such Commercial Warrant will have no further force or effect in accordance with its terms.

(ii) At the Effective Time, each outstanding and unexercised SPAC Warrant will, in accordance with the terms of the Athena Warrant Agreement, automatically and without any action on the part of the holder thereof, cease to represent a SPAC Warrant in respect of Company Common Stock and shall become a right to purchase and receive the Merger Consideration that such holder would have received if such holder had exercised such SPAC Warrant immediately prior to the Effective Time, subject to the terms and conditions of the Athena Warrant Agreement. For the avoidance of doubt, after the Effective Time, any SPAC Warrant will represent only a right to receive the excess of the value of the Merger Consideration over the exercise price of such SPAC Warrant, as if such holder had exercised its SPAC Warrant immediately prior to the Effective Time, and shall not represent any rights in respect of any equity interests in Parent, the First Surviving Corporation or the Surviving Company.

(iii) Except for Company Common Stock, Company Options, Company RSUs or Company Warrants, any and all other Company Convertible Securities or other security of the Company shall at Effective Time be cancelled, retired and terminated, without any consideration therefor or liability of the Company, Merger Sub, Parent or the Surviving Company with respect thereto, and in each case cease to be outstanding or represent a right to acquire, be exchanged for or convert into shares of Company Common Stock.

(d) Company ESPP. As soon as practicable following the date hereof, the Company shall take all actions with respect to the Company ESPP that are necessary to provide that: (i) with respect to any offering periods in effect as of the date hereof (the “Current ESPP Offering Periods”), no employee who is not a participant in the Company ESPP as of the date hereof may become a participant in the Company ESPP and no participant may increase the percentage amount of his or her payroll deduction election from that in effect on the date hereof for such Current ESPP Offering Periods; (ii) subject to the consummation of the Mergers, the Company ESPP shall terminate effective immediately prior to the Effective Time; (iii) if the Current ESPP Offering Periods terminate prior to the Effective Time, then the Company ESPP shall be suspended and no new offering period shall be commenced under the Company ESPP prior to the termination of this Agreement; and (iv) if any Current ESPP Offering Period is still in effect at the Effective Time, then the last day of such Current ESPP Offering Period shall be accelerated to a date prior to the Closing Date as specified by the Company Board of Directors in accordance with the Company ESPP.

(e) Company Actions. Prior to the Effective Time, the Company shall (i) provide any required notice of the Merger and the other Transactions contemplated hereby to the holders of Company Equity Awards and the Company Warrants pursuant to and in accordance with the terms thereof and (ii) pass resolutions, obtain any consents, make any amendments to the Company Equity Plans, the Company Options, the Company RSUs, the Company Warrants and the Company ESPP, and take such other actions as are necessary to provide for the treatment of such Company Options, Company RSUs, Company Warrants and Company ESPP as contemplated by this Section 2.3.

(f) Payment Procedures. Parent shall pay or cause to be paid the Merger Consideration payable pursuant to Section 2.3(a)(i) relating to In-the-Money Company Options, and Section 2.3(b) relating to Company RSUs, as promptly as practicable after the Effective Time (and in any event no later than one (1) Business Day after the Effective Time) by providing irrevocable instructions to its transfer agent to issue the Merger Consideration to such holders.

Section 2.4 Withholding. Notwithstanding anything to the contrary in this Agreement, each of Parent, the Merger Subs, the Company, the Surviving Company, the First Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. The Parties shall use reasonable best efforts to cooperate to minimize or eliminate such deduction or withholding.

Section 2.5 Fractional Shares. Notwithstanding any other provision of this Agreement to the contrary, no fractional shares of, or certificate or scrip representing, Parent Class A Common Stock shall be issued in respect of Eligible Shares, Company Equity Awards or Company Warrants pursuant to this Agreement, and such fractional share interests shall not entitle the owner thereof to any shares of Parent Class A Common Stock or to vote or to any other rights of a holder of shares of Parent Class A Common Stock.  All fractional shares that a single record holder of Eligible Shares, Company Equity Awards or Company Warrants would be otherwise entitled to receive shall be aggregated. Any holder of record of Eligible Shares, Company Equity Awards or Company Warrants otherwise entitled to receive a fractional share of Parent Class A Common Stock but for this Section 2.5 shall be entitled to receive, upon surrender of the applicable Eligible Shares, Company Equity Awards or Company Warrants (if applicable), a cash payment calculated by the Exchange Agent and reasonably agreed by Parent, without interest, in lieu of any fractional share of Parent Class A Common Stock equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after aggregating all shares of Eligible Shares, Company Equity Awards and Company Warrants held at the Effective Time by such holder) would otherwise be entitled by (ii) the Parent Stock Price, with such product rounded to the nearest whole cent. The payment of cash in lieu of fractional shares of Parent Class A Common Stock is not a separately bargained-for consideration and solely represents a mechanical rounding-off of the fractions in the exchange.

Section 2.6 Tax Treatment. It is intended that, for U.S. federal income Tax purposes, the Mergers, taken together, constitute a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a) and for purposes of Sections 354, 361 and 368 of the Code.

Section 2.7 Further Assurances. If at any time following the Effective Time the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Company its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the First Surviving Corporation, the Merger Subs or the Company, as applicable, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Company and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of any such Person, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of any such Person, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Company’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Party and otherwise to carry out the purposes of this Agreement.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (x) the Company’s Annual Report filed on Form 10-K on March 27, 2025 or any other Company SEC Documents filed or furnished by the Company with the SEC on or after January 1, 2024 and publicly available on the SEC’s website through EDGAR at least one (1) Business Day prior to the date of this Agreement (including any exhibits (whether included or hyperlinked) therein, but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections or other disclosures contained therein that are predictive, cautionary or forward looking in nature) or (y) the applicable section of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify (or, as applicable, a disclosure for purposes of) the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article III for which it is reasonably apparent on its face that such information is relevant to such other section), the Company represents and warrants to Parent and the Merger Subs as set forth below.

Section 3.1 Qualification, Organization, Subsidiaries, etc.

(a) The Company is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, each Company Subsidiary is a legal entity duly organized and validly existing under the Laws of its respective jurisdiction of organization. Except as would not reasonably be expected to have, individually or in the aggregate, a (1) Company Material Adverse Effect or (2) material adverse effect on the ability of the Company to consummate the Transactions, including the Mergers, prior to the Outside Date, each of the Company and the Company Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company and the Company Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, has not and would not reasonably be expected to have, individually or in the aggregate, a (1) Company Material Adverse Effect or (2) material adverse effect on the ability of the Company to consummate the Transactions, including the Mergers, prior to the Outside Date. The Company has filed with the SEC, which are publicly available on the SEC’s website through EDGAR at least one (1) Business Day prior to the date of this Agreement, a complete and accurate copy of the Company Governing Documents as amended to the date hereof. The Company Governing Documents are in full force and effect and the Company is not in violation of the Company Governing Documents. The Company has made available to Parent prior to the date hereof complete and accurate copies of the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of each of the Company’s Subsidiaries, each as currently in effect.

(b) All the issued and outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than Permitted Liens or Liens arising under any applicable securities Laws. Section 3.1(b) of the Company Disclosure Letter sets forth an accurate and complete list of each Company Subsidiary, together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary, (ii) the type and percentage of interests held, directly or indirectly, by the Company in each Company Subsidiary, (iii) the names and the type of and percentage of interest held by any Person other than the Company or a Company Subsidiary in each Company Subsidiary or in each such other Person and (iv) the classification for U.S. federal income Tax purposes of each Company Subsidiary. Other than the Company Subsidiaries, neither the Company nor any Company Subsidiary owns any equity or other economic interest in any other Person.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.0001 per share, of the Company (“Company Preferred Stock”), of which 2,000,000 have been designated Series A Junior Participating Preferred Stock, and which are issuable upon exercise of the preferred share purchase rights pursuant to the Shareholder Rights Agreement (the “Preferred Share Purchase Rights”). As of May 16, 2025 (the “Company Capitalization Date”): (i) (A) 6,141,183 shares of Company Common Stock were issued and outstanding, (B) no shares of Company Common Stock were held in the Company’s treasury, (C) no shares of Company Common Stock were held by the Company Subsidiaries, (D) no shares of Company Preferred Stock were issued or outstanding, and (E) no shares of Company Preferred Stock were held by the Company or its Subsidiaries in its respective treasury and (F) 6,141,183 Preferred Share Purchase Rights were issued and outstanding, and (G) no Preferred Share Purchase rights were held in the Company’s treasury; (ii) (A) Company Options exercisable into 124,536 shares of Company Common Stock were outstanding, of which none are In-the-Money Company Options, (B) Company RSUs settleable into 341,941 shares of Company Common Stock were outstanding, and (C) Commercial Warrants exercisable into 133,825 shares of Company Common Stock were outstanding, with an exercise price per share of $0.35, and SPAC Warrants (including private and public warrants) exercisable into 244,762 shares of Company Common Stock were outstanding, with an exercise price per share of $402.50; (iii) (A) 651,607 shares of Company Common Stock were reserved for issuance pursuant to the Company Equity Plans; (B) 293,055 shares of Company Common Stock were reserved for issuance pursuant to the Company ESPP; and (C) 378,587 shares of Company Common Stock were reserved for issuance pursuant to Company Warrants. All outstanding shares of Company Common Stock are, and all such shares which may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Governing Documents or any Contract. All outstanding Company securities have been issued and granted in compliance in all material respects with applicable Laws and, if applicable, in compliance with the Company Equity Plan. All the outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for issuance as described above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b) Section 3.2(b) of the Company Disclosure Letter sets forth a true and complete list, as of the Company Capitalization Date, of (i) each Company Equity Award, (ii) the name of the Company Equity Award holder (to the extent permissible under applicable Law), (iii) the number of shares of Company Common Stock underlying each Company Equity Award, (iv) the date on which the Company Equity Award was granted, (v) the Company Equity Plan under which the Company Equity Award was granted, (vi) the exercise price of each Company Equity Award, if applicable, and (vii) the expiration date of each Company Equity Award, if applicable.

(c) Except as set forth in Section 3.2(a) and Section 3.2(b), and other than the Preferred Share Purchase Rights or the shares of Company Common Stock that have become outstanding after the Company Capitalization Date that were reserved for issuance as set forth in clause (iii) of Section 3.2(a) and issued in accordance with the terms of the applicable Company Equity Plan, Company Equity Award, Company ESPP or Company Warrant, in each case as of the date hereof: (i) the Company does not have any shares of capital stock or other equity interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which the Company or any Company Subsidiary is a party or is otherwise bound obligating the Company or any Company Subsidiary to (A) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity interests of the Company or any Company Subsidiary or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests or (D) provide any amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary that is not wholly owned or in any other Person. There are no outstanding obligations of the Company or any Company Subsidiary (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, (4) requiring the registration for sale of or (5) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock or other equity interests of the Company or any Company Subsidiary. Pursuant to and in accordance with the Shareholder Rights Agreement Amendment, as of the Closing all Preferred Share Purchase Rights shall automatically terminate without the holders thereof having any further rights with respect thereto (it being understood that to the extent a Person other than Parent shall have become an “Acquiring Person” (as defined therein) under the Shareholder Rights Agreement prior to the Closing such that the Preferred Share Purchase Rights become exercisable thereunder, the holders of Preferred Share Purchase Rights shall have the rights provided under the Shareholder Rights Agreement).

(d) Neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote with the Company Stockholders on any matter.

(e) Other than the Voting Agreements, there are no voting trusts or other agreements, commitments or understandings to which the Company or any Company Subsidiary (or to the Company’s Knowledge, a Company Stockholder) is a party with respect to the voting of the capital stock or other equity interests of the Company or any Company Subsidiary. The Voting Agreements are in full force and effect.

(f) Neither the Company nor any Company Subsidiary has any Indebtedness other than the Indebtedness set forth on Section 3.2(f) of the Company Disclosure Letter, which sets forth the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such Indebtedness. Except as disclosed on Section 3.2(f) of the Company Disclosure Letter, no Indebtedness of the Company or any Company Subsidiary contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company or any Company Subsidiary, or (iii) the ability of the Company or any Company Subsidiary to grant any Lien on its properties or assets.

Section 3.3 Corporate Authority.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Mergers. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Company Board of Directors and no other corporate proceedings (pursuant to the Company Governing Documents or otherwise) on the part of the Company are necessary to authorize the consummation of, and to consummate, the Transactions, except, with respect to the Mergers, the receipt of the Company Stockholder Approval and, for the filing of the Certificates of Mergers with the Secretary of State of the State of Delaware. On or prior to the date hereof, the Company Board of Directors has unanimously (i) determined that the terms of this Agreement and the Transactions, including the Mergers and the issuance of shares of Parent Class A Common Stock (as defined herein) in connection therewith, are fair to, and in the best interests of, the Company Stockholders, (ii) determined that it is in the best interests of the Company and the Company Stockholders and declared it advisable to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Mergers and the other Transactions upon the terms and subject to the conditions contained herein, and (iv) subject to the terms and conditions set forth in this Agreement, resolved to recommend that the Company Stockholders approve the Transactions, including the Mergers, and adopt this Agreement and otherwise made the Company Board Recommendation, (v) directed the submission of this Agreement for consideration and for a vote to be taken for its adoption by the Company Stockholders at the Company Stockholders Meeting, and (vi) taken all appropriate and necessary actions to render the ownership limitations contained in the Company Governing Documents inapplicable to the Merger or the other Transactions contemplated hereby effective immediately prior to, and subject to the occurrence of, the Effective Time. The Company’s Board of Directors has resolved to approve the Merger or the Transactions contemplated hereby for purposes of Section 203 of the DGCL or otherwise resolved that Section 203 of the DGCL does not apply to the Merger or the Transactions contemplated hereby, in each case in applicable resolutions duly adopted by the Company Board of Directors. None of the foregoing actions by the Company Board of Directors have been rescinded or modified in any way (unless a Change of Recommendation has been effected after the date hereof in accordance with the terms of Section 5.3).

(b) Prior to or concurrently with the execution of this Agreement, the Company Board of Directors has approved and authorized, and the Company and Continental Stock Transfer and Trust Company have executed, an amendment to the Shareholder Rights Agreement (the “Shareholder Rights Agreement Amendment”), which (i) excludes the Parent and the Merger Subs from being, and declares such Persons to not be, in each case, an “Acquiring Person” thereunder, and renders the Shareholder Rights Agreement and the rights thereunder, including the Preferred Share Purchase Rights, in each case, inapplicable to the Mergers and the other Transactions and (ii) automatically terminates the Shareholder Rights Agreement and each of the Preferred Share Purchase Rights upon the Effective Time, a true, correct and complete copy of which Shareholder Rights Agreement Amendment has been made available to Parent prior to the execution of this Agreement, and which Shareholder Rights Agreement Amendment is in full force and effect.

(c) The affirmative vote of the holders of a majority of the outstanding Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”) to approve the Mergers and adopt this Agreement is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement and to consummate the Transactions, including the Mergers. Except as set forth on Section 3.3(c) of the Company Disclosure Letter, to the Company’s Knowledge, no Person owns or holds beneficially (as defined in Rule 13d-3 of the Exchange Act) 5% or more of the Company Common Stock, or securities, indebtedness or rights convertible, exchangeable or exercisable into 5% or more of the Company Common Stock as of the date of this Agreement.

(d) This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought (collectively, the “Enforceability Limitations”).

Section 3.4 Governmental Consents; No Violation.

(a) Other than in connection with or in compliance with (i) the DGCL and DLLCA, (ii) the filing of the Proxy Statement/Prospectus and the registration statement on Form S-4 to register under the Securities Act the offer and sale of Parent Class A Common Stock pursuant to Merger (together with all amendments and supplements thereto, and including all exhibits thereto, the “Form S-4”) with the SEC and any amendments or supplements thereto and declaration of effectiveness of the Form S-4 and the mailing of the Proxy Statement/Prospectus, (iii) the Securities Act, (iv) the Exchange Act, (v) applicable state securities, takeover and “blue sky” Laws, or (vi) any applicable requirements of a governing stock exchange, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is anticipated to be necessary or required, under applicable Law, for the consummation by the Company of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a (1) Company Material Adverse Effect or (2) material adverse effect on the ability of the Company to consummate the Transactions, including the Mergers, prior to the Outside Date.

(b) The execution and delivery by the Company of this Agreement do not, and, subject to the receipt of the Company Stockholder Approval and except as described in Section 3.4(a), the consummation of the Transactions and compliance with the provisions hereof will not (i) conflict with or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any Material Contract binding upon the Company or any Company Subsidiary or to which any of them are a party or by or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Lien upon any of the properties, rights or assets of the Company or any Company Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of (A) the Company Governing Documents or (B) the organizational or governing documents of any Company Subsidiary or (iii) conflict with or violate any Laws applicable to the Company or any Company Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i), (ii)(B) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a (1) Company Material Adverse Effect or (2) material adverse effect on the ability of the Company to consummate the Transactions, including the Mergers, prior to the Outside Date.

Section 3.5 SEC Reports and Financial Statements.

(a) Since January 1, 2023 the Company has timely filed or furnished all forms, statements, schedules, documents and reports required to be filed or furnished by it with the SEC (such forms, statements, schedules, documents and reports, the “Company SEC Documents”). As of their respective filing dates or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of NYSE or the OTC (over-the-counter) market, as applicable, and none of the Company SEC Documents contained (or, with respect to the Company SEC Documents filed after the date hereof, will contain) any untrue statement of a material fact or omitted (or with respect to the Company SEC Documents filed after the date hereof, will omit) to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2023, neither the Company nor any Company Subsidiary has received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Company SEC Documents (including the financial statements included therein) that are not resolved, or has received any written notice from the SEC or other Governmental Entity that such Company SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to the Company’s Knowledge, there is not any investigation or review being conducted by the SEC or any other Governmental Entity of any Company SEC Documents (including the financial statements included therein). No Company Subsidiary is required to file any forms, reports or other documents with the SEC.

(b) The consolidated financial statements (including all related notes and schedules) of the Company, including for the years ended and as of December 31, 2024 and 2023, and the unaudited quarterly financial statements of the Company, included or incorporated by reference in the Company SEC Documents when filed or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing, and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes) in conformity with United States Generally Accepted Accounting Principles (“GAAP”) applied on a consistent basis during the periods involved (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes).

(c) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended. Neither the Company nor any of its executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(d) Neither the Company nor any Company Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC), in any such case, where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Document.

Section 3.6 Internal Controls and Procedures. The Company has established and maintains, and at all times since January 1, 2023 has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes Oxley Act. Since January 1, 2023, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (the material circumstances of which (if any) and significant facts learned during the preparation of such disclosure have been made available to Parent prior to the date hereof) (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting, (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting and (iii) any written claim or allegation regarding clauses (i) or (ii). Since January 1, 2023 through the date hereof, neither the Company nor any Company Subsidiary has received any material, unresolved complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls.

Section 3.7 No Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature, whether or not accrued, contingent, absolute or otherwise, except (a) as and to the extent specifically disclosed, reflected or reserved against in the Company’s consolidated balance sheet (or the notes thereto) as of December 31, 2024 included in the Company SEC Documents filed or furnished prior to the date hereof, (b) for liabilities incurred or which have been discharged or paid in full, in each case, in the Ordinary Course of Business since December 31, 2024 (other than any liability for any material breaches of Contracts), (c) as expressly required or expressly contemplated by this Agreement, and (d) for liabilities which are not and would not reasonably be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between the Company or any Company Subsidiary, on the one hand, and any unconsolidated affiliate of the Company or any Company Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off balance sheet arrangements, where the result, purpose or effect of such contract is to avoid public disclosure of any transaction involving, or liabilities of, the Company or any Company Subsidiary or any of their financial statements.

Section 3.8 Absence of Certain Changes or Events.

(a) From December 31, 2024 through the date hereof, there has not occurred any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) From December 31, 2024 through the date hereof, except to the extent it relates to the events giving rise to and the discussion and negotiation of this Agreement and the Transactions, the businesses of the Company and the Company Subsidiaries have been conducted in all material respects in the Ordinary Course of Business.

Section 3.9 Compliance with Law; Permits.

(a) The Company and each Company Subsidiary are and have been since January 1, 2023 in compliance with, and not in default under or in violation of, any Laws applicable to the Company, such Company Subsidiary or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a (1) Company Material Adverse Effect or (2) material adverse effect on the ability of the Company to consummate the Transactions, including the Mergers, prior to the Outside Date. Since January 1, 2023, neither the Company nor any of its Subsidiaries has received written notice of any violation of Law or order applicable to the Company and its Subsidiaries or has been the subject of a fine or consent decree relating to compliance with any Law or order applicable to the Company and its Subsidiaries, except for violations that would not, individually or in the aggregate, result in material liability to the Company and its Subsidiaries taken as a whole.

(b) The Company and the Company Subsidiaries are and have been since January 1, 2023 in possession of all franchises, grants, authorizations, business licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, qualifications, clearances orders or other rights and privileges, in each case, whether issued by or under the authority of any Governmental Entity or pursuant to any applicable Law necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a (1) Company Material Adverse Effect or (2) material adverse effect on the ability of the Company to consummate the Transactions, including the Mergers, prior to the Outside Date. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a (1) Company Material Adverse Effect or (2) material adverse effect on the ability of the Company to consummate the Transactions, including the Mergers, prior to the Outside Date, all Company Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Company Permit and none of the Company or any Company Subsidiary has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Company Permit.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2022, neither the Company nor any Company Subsidiary or any of their respective officers, directors, or employees, in connection with the business of the Company or any Company Subsidiary, or, to the Company’s Knowledge, any other third party acting on behalf of the Company or any Company Subsidiary, has (i) taken any action in violation of any applicable Anti-Corruption Law, (ii) directly or indirectly offered, authorized, promised, provided or given any payment or thing of value to any Person for the purpose of influencing any act or decision of such Person to unlawfully obtain or retain business or other advantage or (iii) taken any other action that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any Representative of another company or entity in the course of their business dealings with the Company or any Company Subsidiary, in order to unlawfully induce such Person to act against the interest of his or her employer or principal.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2023, neither the Company nor any Company Subsidiary has been subject to any actual, pending, or, to the Company’s Knowledge, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, Proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Company or any Company Subsidiary in any way relating to applicable Anti-Corruption Laws. The Company has established and maintains a compliance program and reasonable internal controls and procedures appropriate to the requirements of applicable Anti-Corruption Laws.

(e) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2022, the Company and the Company Subsidiaries have at all times conducted their businesses in all respects in accordance with United States economic sanctions Laws administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) and all other applicable Import Restrictions and Export Controls. Since January 1, 2022, the Company and the Company Subsidiaries have maintained in all material respects all records required to be maintained in the Company’s and the Company Subsidiaries’ possession as required under the Import Restrictions and Export Controls.

(f) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2022, (i) neither the Company nor any Company Subsidiary has sold, exported, re-exported, transferred, diverted, or otherwise disposed of any products, Software, or technology (including products derived from or based on such technology) in violation of applicable Export Controls and (ii) the Company has obtained all requisite licenses and other consents, authorizations, or registrations, or filed declarations and other filings required for the export, re-export, release, transfer, and import of the Company’s products and technologies. Further, the Company and the Company Subsidiaries have complied in all material respects with all terms and conditions of any such licenses or authorizations issued or approved by the Directorate of Defense Trade Controls of the U.S. State Department, the Bureau of Industry and Security of the U.S. Commerce Department, or OFAC that is or has been in force since January 1, 2022. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2022 except pursuant to valid licenses, license exceptions or exemptions, the Company and the Company Subsidiaries have not released or disclosed controlled technical data or technology to any foreign national whether in the United States or abroad, in violation of applicable Export Controls.

(g) Neither the Company nor any Company Subsidiary, nor any of their respective directors, officers, employees, or, to the Company’s Knowledge, any agent or affiliate of the Company or any Company Subsidiary: (i) is, is controlled by, or is 50% or more owned by, one or more Persons or entities included on OFAC’s List of Specially Designated Nationals and Blocked Persons, Foreign Sanctions Evaders List, or Sectoral Sanctions Identifications List, or the Department of Commerce’s Denied Persons List, Unverified List, or Entity List, or similar sanctions-related list of designated persons maintained by the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom (irrespective of its status vis-à-vis the European Union) (such entities, Persons or organizations collectively, the “Restricted Parties”) or (ii) has, since January 1, 2022, conducted any business with or engaged in any transaction or arrangement with or involving, directly or indirectly, any Restricted Parties or countries subject to economic or trade sanctions (currently, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine) or persons therein in violation of applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary is subject to any pending or, to the Company’s Knowledge, threatened action by any Governmental Entity that would restrict its ability to engage in export transactions, bar it from exporting or otherwise limit in any material respect its exporting activities or sales to any Governmental Entity. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary has, since January 1, 2022, been a party to any allegation, claim, investigation, prosecution, or enforcement action related to violations of Export Controls, and to the Company’s Knowledge, there are no actions, conditions or circumstances pertaining to the Company’s or the Company Subsidiaries’ export transactions that would reasonably be expected to give rise to future claims.

Section 3.10 Employee Benefit Plans.

(a) The Company has made available to Parent each material Company Benefit Plan (excluding at-will offer letters or agreements made in the Ordinary Course of Business, in each case that are cancellable without severance or other similar cost or liability to the Company upon thirty (30) days’ or less notice (other than any statutory severance obligations), and any Company Benefit Plan that is governed by applicable Law). For purposes of this Agreement, “Company Benefit Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, consulting, change-in-control, collective bargaining, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan, policy, program, agreement or arrangement, whether or not written, in each case, sponsored, maintained, contributed to or required to be contributed to by the Company or any Company Subsidiary for the benefit of current or former employees, directors or individual consultants of the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary has or may have any obligation or liability (whether actual or contingent, including on account of any ERISA Affiliate). With respect to each material Company Benefit Plan, the Company has made available to Parent correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, (i) all plan documents, summary plan descriptions, summaries of material modifications, and amendments related to such plans and any related trust agreement, (ii) the most recent Form 5500 Annual Report, (iii) the most recent audited financial statement and actuarial valuation, (iv) all material filings and correspondence with any Governmental Entity and (v) all material related agreements, insurance contracts and other agreements which implement each such Company Benefit Plan.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a (1) Company Material Adverse Effect or (2) material adverse effect on the ability of the Company to consummate the Transactions, including the Mergers, prior to the Outside Date, each of the Company Benefit Plans has been operated and administered in accordance with its terms and in compliance with applicable Law, including ERISA, the Code and, in each case, the regulations thereunder. No liability under Title IV of ERISA has been incurred by the Company, the Company Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and to the Company’s Knowledge no condition exists that is likely to cause the Company, the Company Subsidiaries or any of their ERISA Affiliates to incur any such liability. All material contributions or other material amounts payable by the Company or the Company Subsidiaries pursuant to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards. There are no pending, or to the Company’s Knowledge, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto that would result in a material liability.

(c) Within the last six (6) years, no Company Benefit Plan has been an employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. None of the Company, its Subsidiaries or any of their respective ERISA Affiliates has incurred or is reasonably expected to incur any Controlled Group Liability that has not been satisfied in full.

(d) Neither the Company, its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the preceding six (6) years, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to any Multiemployer Plan or a plan that has two (2) or more contributing sponsors, at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA.

(e) No Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or the Company Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or comparable U.S. state Law.

(f) (i) Each of the Company Benefit Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification and (ii) to the Company’s Knowledge, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan. Each such favorable determination letter has been provided or made available to Parent.

(g) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will, except as expressly required by the terms of this Agreement, (i) result in any payment (including severance and unemployment compensation, forgiveness of Indebtedness or otherwise) becoming due to any current or former director or any employee of the Company or any Company Subsidiary under any Company Benefit Plan, employment or compensation agreement, or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits, (iv) result in any breach or violation of, or default under or limit the Company’s right to amend, modify, terminate or transfer the assets of, any Company Benefit Plan or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(h) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a (1) Company Material Adverse Effect or (2) material adverse effect on the ability of the Company to consummate the Transactions, including the Mergers, prior to the Outside Date, each Company Benefit Plan, if any, which is maintained outside of the United States (i) has been operated in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Company Benefit Plan is present or operates and, to the extent relevant, the United States, (ii) that is intended to qualify for special tax treatment meet all requirements for such treatment and (iii) that is intended to be funded or book-reserved are fully funded or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(i) Each Company Benefit Plan has been maintained and operated in documentary and operational compliance in all materials respects with Section 409A of the Code or an available exemption therefrom.

(j) The Company is not a party to nor does it have any obligation under any Company Benefit Plan to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

Section 3.11 Labor Matters.

(a) Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union, works council or labor organization. Neither the Company nor any Company Subsidiary is (or has during the past two (2) years been) subject to a material labor dispute, strike or work stoppage. To the Company’s Knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any Company Subsidiary.

(b) The Company and each Company Subsidiary are and have been since January 1, 2023, in compliance with all applicable Law respecting labor and employment, including, without limitation, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, sexual harassment, discrimination, exempt and non-exempt status, compensation and benefits, wages and hours and the Worker Adjustment and Retraining Notification Act of 1988, as amended, except where such non-compliance has not had, and would not reasonably be expected to have, individually or in the aggregate a a (1) Company Material Adverse Effect or (2) material adverse effect on the ability of the Company to consummate the Transactions, including the Mergers, prior to the Outside Date.

(c) To the Company’s Knowledge, in the last five (5) years, (i) no allegations of discrimination, harassment, or sexual harassment have been made against any employee at the level of Vice President or above, and (ii) neither the Company nor any of the Subsidiaries have entered into any settlement agreements related to allegations of discrimination, harassment, or sexual harassment or misconduct by any employee at the level of Vice President or above.

Section 3.12 Tax Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a (1) Company Material Adverse Effect or (2) material adverse effect on the ability of the Company to consummate the Transactions, including the Mergers, prior to the Outside Date, the Company and the Company Subsidiaries have properly completed and timely filed (taking into account any extension of time within which to file) all Tax Returns that are required to be filed by or with respect to any of them and all such Tax Returns are true, correct and complete in all respects and were prepared in compliance with all applicable Law.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a (1) Company Material Adverse Effect or (2) material adverse effect on the ability of the Company to consummate the Transactions, including the Mergers, prior to the Outside Date, the Company and the Company Subsidiaries have timely paid in full to the appropriate Governmental Entity all Taxes required to be paid by any of them, and the financial statements of the Company and the Company Subsidiaries reflect full and adequate reserves, in accordance with GAAP, for all Taxes accrued but not yet paid by the Company or any Company Subsidiary as of the date thereof.

(c) The Company and the Company Subsidiaries have (i) deducted, withheld and collected all material amounts required to be deducted, withheld or collected by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties (and have timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Entity (or are properly holding such amounts for such timely payment)), and (ii) otherwise complied in all material respects with information reporting requirements related thereto.

(d) There is no (i) claim, litigation, audit, examination, investigation or other proceeding pending or, to the Knowledge of the Company, threatened in writing with respect to any Taxes or Tax Returns of the Company or any Company Subsidiary, or (ii) deficiency or adjustment for any amount of Taxes that has been proposed, asserted or assessed in writing by any Governmental Entity against the Company or any Company Subsidiary and that has not been fully satisfied by payment or otherwise fully resolved with no amounts due by the Company or any Company Subsidiary thereunder, in each case of clauses (i) and (ii), except any such claim, litigation, audit, examination, investigation, or other Proceeding or deficiency or adjustment arising after the date hereof that has not had and would not reasonably be expected to have, individually or in the aggregate, a (1) Company Material Adverse Effect or (2) material adverse effect on the ability of the Company to consummate the Transactions, including the Mergers, prior to the Outside Date.

(e) Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to any material Taxes or agreed to any extension of time with respect to a material amount of Tax assessment or deficiency (excluding extensions of time obtained by the Company or any Company Subsidiary in connection with extensions obtained in the Ordinary Course of Business for the filing of Tax Returns), which waiver or extension is still in effect.

(f) Within the last two (2) years, neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355(a) of the Code.

(g) Neither the Company nor any Company Subsidiary (i) is a party to or bound by, or has any obligation under, any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary provisions in ordinary course commercial agreements not primarily related to Taxes, and other than any agreement or arrangement solely among the Company and the Company Subsidiaries), or (ii) has any material liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor, or otherwise by operation of Law.

(h) There are no Liens in respect of or on account of material Taxes upon any property or assets of the Company or any Company Subsidiary, other than Permitted Liens.

(i) Within the last six (6) years, no claim has been made in writing by any Tax authority in a jurisdiction where the Company or any Company Subsidiary has not filed Tax Returns of a particular type that the Company or any Company Subsidiary is or may be subject to material Tax by, or required to file Tax Returns with respect to material Taxes in, such jurisdiction.

(j) Neither the Company nor any Company Subsidiary is bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code or any similar or analogous provision of state, local or non-U.S. Law) or other ruling or written agreement with a Tax authority, in each case, with respect to material Taxes.

(k) Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(l) Neither the Company nor any Company Subsidiary (i) will be required to include a material item of income in, or exclude a material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of (A) a change in method of accounting, or use of an improper method of accounting, in each case, occurring prior to the Closing Date, or (B) a prepaid amount received (or deferred revenue recognized) or paid, prior to the Closing Date or (ii) has made an election pursuant to Section 965(h) of the Code.

(m) Neither the Company nor any Company Subsidiary is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to (i) prevent or impede the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) prevent or preclude the Company from delivering the Company Tax Representation Letter to Parent Counsel and Company Counsel in accordance with Section 6.13(b).

Section 3.13 Litigation; Orders.

There are no Proceedings pending or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary or any of their respective properties, rights or assets by or before, and there are no orders, judgments or decrees of or settlement agreements with, any Governmental Entity (“Governmental Order”) relating to the Company or any Company Subsidiary or their respective assets or businesses, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. The Company has provided to Parent written notice of each such Proceeding, and Governmental Order (without giving effect to the limitation on materiality in the last clause of the preceding sentence), including a reasonable description thereof.

Section 3.14 Intellectual Property.

(a) Section 3.14(a) of the Company Disclosure Letter sets forth a complete and accurate list as of the date hereof of all: (i) patents and patent applications, (ii) registered trademarks, service marks, trade dress, logos, slogans, brand names, trade names and corporate names and applications therefor, (iii) domain name and social media handle registrations, (iv) copyright registrations and applications for copyright registration, and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by the Company or any Company Subsidiary with any state, government or other public authority, in each case, that are owned by, filed in the name of, applied for by, or subject to a valid obligation of assignment to, the Company or any Company Subsidiary, whether wholly or jointly owned (the “Company Registered Intellectual Property”).

(b) The Company solely owns, or is the exclusive licensee of, each item of Company Intellectual Property free and clear of all Liens, other than Permitted Liens. Each material item of Company Intellectual Property is subsisting and has not expired, been cancelled, or been abandoned. To the Knowledge of the Company and each Company Subsidiary, each material item of Company Intellectual Property is valid and enforceable. No Proceeding (other than office actions in connection with the prosecution of applications) is pending or, to the Company’s Knowledge, threatened by or before any Governmental Entity, that challenges the legality, validity, enforceability, registration, use or ownership of any item of Company Intellectual Property.

(c) Neither the Company nor any Company Subsidiary has granted or transferred (or is obligated to grant or transfer) to any Person or has permitted (or is obligated to permit) any Person to retain any ownership interest, including any joint ownership interest, or any exclusive rights, in any Intellectual Property that is or was Company Intellectual Property and is material to the current conduct of the business of the Company and the Company Subsidiaries, taken as a whole.

(d) The Company and Company Subsidiaries may exercise, transfer, or license the Company Intellectual Property without material restriction or material payment to any Person; provided, that the foregoing may not be deemed a representation or warranty regarding infringement or misappropriation.

(e) No Proceedings are pending or, to the Company’s Knowledge, are threatened against the Company or any Company Subsidiary, alleging that the Company or any Company Subsidiary is infringing, misappropriating, diluting or otherwise violating the Intellectual Property of any Person. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, and as to patent infringement, to the Company’s Knowledge, the conduct of the business of the Company and the Company Subsidiaries, including the making, selling, leasing, licensing, distributing, supporting or other exploitation of the Company Products, as currently conducted, does not infringe, misappropriate, dilute, or otherwise violate any Intellectual Property of any Person or constitute unfair competition or unfair trade practices, and as conducted since January 1, 2023, has not infringed, violated, diluted, or misappropriated any Intellectual Property of any Person or constituted unfair competition or unfair trade practices.

(f) To the Company’s Knowledge, (i) no Person is infringing, misappropriating, diluting, or otherwise violating any Company Intellectual Property, and (ii) since January 1, 2023, neither the Company nor any Company Subsidiary has instituted or threatened to institute any Proceeding against any Person alleging such Person is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating any Company Intellectual Property.

(g) Except as would not reasonably be expected to, either individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, in each case in which the Company or any Company Subsidiary has engaged or hired an employee, consultant or contractor (whether current or former) for the purpose of developing or creating any Technology, the Company or such Company Subsidiary has obtained, either by operation of Law or by valid assignment or transfer pursuant to an executed written agreement which transfers to the Company or the applicable Company Subsidiary exclusive ownership of all Intellectual Property associated therewith. The Company and each Company Subsidiary has taken commercially reasonable actions to maintain and protect all confidential information of the Company and the Company Subsidiaries that derives independent economic value, actual or potential, from not being known to other Persons, and all such information has been maintained in confidence as a “trade secret” in accordance with procedures that are customarily used in the industry to protect rights of like importance, except for any disclosures resulting from the knowing exercise of the Company’s reasonable business discretion. To the Company’s Knowledge, since January 1, 2023, there has been no unauthorized disclosure of the trade secrets of the Company or any Company Subsidiary, or unauthorized disclosure by the Company or any Company Subsidiary of any third party information that has been supplied to the Company or any Company Subsidiary in confidence, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. Without limiting the generality of the foregoing, the Company and the Company Subsidiaries have, and enforce, a policy requiring each employee, consultant and independent contractor that has access to any confidential information of the Company and the Company Subsidiaries to execute a confidentiality agreement that obligates such Person to maintain the confidentiality thereof, except where the failure to enforce such policy has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(h) Neither the Company nor any Company Subsidiary has distributed any Software under an Open Source License in a manner that would require any material Software that embodies Company Intellectual Property (i) to be disclosed or distributed in Source Code form, (ii) to be licensed for the purposes of preparing derivative works, or (iii) to be redistributed at no charge. The Company and the Company Subsidiaries are and have been in compliance with all Open Source Licenses to which they are subject except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(i) The Company has made available to Parent prior to the date hereof true and complete copies of, all Contracts pursuant to which the Company or any Company Subsidiary (i) grants any license, covenant not to assert, release, agreement not to enforce or prosecute, or other immunity to any Person under or to any patent rights or material Company Intellectual Property, except Ordinary Course Licenses, and (ii) (other than Ordinary Course Licenses and Open Source Licenses) is granted a license, covenant not to assert, release, agreement not to enforce or prosecute, or immunity to or under any Person’s Intellectual Property; and that in the case of both clauses (i) and (ii) that is material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole (the foregoing, the “IP Contracts”).

(j) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in (i) a material breach, violation, modification, cancellation, termination, or suspension of any IP Contract that is material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, (ii) the release from escrow or disclosure of any Source Code or other material proprietary or confidential information or Technology of the Company or any Company Subsidiary, (iii) the grant of (or requirement to grant) any license, covenant not to assert, release, agreement not to enforce or prosecute, or other immunity to or under any Company Intellectual Property to any Person, in each case, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole; (iv) the Company or any Company Subsidiary being subject to any non-compete, exclusivity, most favored nation restriction, or other material restriction on the operation or scope of their respective businesses; or (v) the grant of (or requirement to grant) any license or covenant not to assert under any Intellectual Property of Parent arising solely as a result of any Contract to which Company or any Company Subsidiary is a party as of immediately prior to the Closing. All IP Contracts shall remain in full force and effect immediately following the Closing in accordance with their terms, and, as of immediately after the Closing, the Company and the Company Subsidiaries will be entitled to exercise all of their respective rights under all IP Contracts to the same extent as prior to the Closing, in each case, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(k) No Proceeding by any Person is pending against the Company or any Company Subsidiary, nor has the Company or any Company Subsidiary received any written claim or notice since January 1, 2023 with respect to any material warranty or material indemnity claim relating to any Company Products or with respect to the material breach of any material Contract (including any IP Contract) under which such Company Products have been made available or material items of third party Technology are incorporated into the Company Product, in each case, that remains unresolved.

(l) No Software included in any Company Product that was developed by the Company or any Company Subsidiary, or, to the Company’s Knowledge, by any other Person, contains any undisclosed disabling codes or instructions, “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults, security vulnerabilities (as such terms are commonly understood in the software industry) or other similar routines, including any such routines that (i) enable or assist any Person to access without authorization or disable or erase the Company Products, (ii) otherwise significantly adversely affect the functionality of the Company Products, or (iii) gain, or enable or assist any Person to gain, unauthorized acquisition of or access to Protected Information created, received, maintained or transmitted through those Company Products, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.15 Privacy and Data Protection.

(a) Since January 1, 2023, the Company’s and each Company Subsidiary’s receipt, collection, monitoring, maintenance, hosting, creation, transmission, use, analysis, disclosure, storage, retention, disposal security, and other processing (collectively “Processing”) as the case may be, of Personal Data has complied in all material respects with, and neither the execution and delivery of this Agreement nor the consummation of the Transactions (including the disclosure to the Merger Subs of Personal Data after Closing) will result in the Company, any Company Subsidiary, the First Surviving Corporation or the Surviving Company being in material breach or material violation of, (i) any Contracts to which the Company or any Company Subsidiary is a party, (ii) applicable Information Privacy and Security Laws, (iii) binding requirements of self-regulatory organizations to which the Company or any Company Subsidiary is bound, and (iv) all applicable Privacy Statements (items (i) to (iv), to the extent governing the Processing of Personal Data by the Company or a Company Subsidiary, collectively the “Privacy Requirements”). Since January 1, 2023, the Company and each Company Subsidiary has, where required by Information Privacy and Security Laws, as applicable, posted Privacy Statements (materially in compliance with applicable Information Privacy and Security Laws), and the Company and each Company Subsidiary has complied in all material respects with such Privacy Statements. Such Privacy Statements have not been inaccurate, misleading or deceptive in any material respect.

(b) Since January 1, 2023, there has been no material (i) data security breach of, unauthorized access to, or unauthorized modification of Personal Data Processed by any the Company or any Company Subsidiaries, or any material Company or Company Subsidiary systems, networks or information technology that transmits or maintains Personal Data or (ii) incidents involving the unlawful, unauthorized or accidental loss, damage, access, acquisition, modification, use or Processing of any Personal Data. Since January 1, 2023, neither the Company nor any Company Subsidiaries has experienced any unlawful, unauthorized or accidental loss, damage, access, acquisition, modification, use or Processing of Personal Data that would constitute a breach for which notification by the Company or any Company Subsidiary to individuals, Persons and/or Governmental Entities is required under any applicable Information Privacy and Security Laws or Contracts to which the Company or a Company Subsidiary is a party. To the Company’s Knowledge, none of the Company’s or any Company Subsidiary’s vendors, suppliers and subcontractors with access to Personal Data of the Company have (1) suffered any material security breach that resulted in any unlawful, unauthorized or accidental loss, damage, access, acquisition, modification, use or Processing of any Personal Data, or (2) materially breached or materially violated any applicable Privacy Requirements.

(c) Since January 1, 2023, the Company and each Company Subsidiary has implemented, monitored, maintained and materially complied with a commercially reasonable written information security program, covering the Company and each Company Subsidiary, designed to meet or exceed applicable industry standards to and designed to protect against threats to Personal Data and Company or Company Subsidiary systems, networks or information technology that transmits or maintains such information. To the extent required by Privacy Requirements, the Company and each of the Company Subsidiaries has contractually obligated all vendors, suppliers and subcontractors that have access to Personal Data to comply with Privacy Requirements. To the Company’s Knowledge, none of the Company’s or any Company Subsidiary’s vendors, suppliers and subcontractors have violated or failed to comply with such obligations. The Company and each of the Company Subsidiaries have performed commercially reasonable security risk assessments and remediated or sufficiently mitigated all critical, high risk or material threats and deficiencies identified in those security risk assessments. To the Company’s Knowledge, no vulnerabilities exist that present a material risk to the Personal Data in Company’s or any Company Subsidiary’s possession or to any Company or Company Subsidiary systems, networks or information technology that transmit or maintain such information.

(d) Since January 1, 2023, no Person has (i) provided a written notice or audit request to the Company or a Company Subsidiary, (ii) made any written claim against the Company or a Company Subsidiary or (iii) to the Company’s Knowledge, commenced any Proceeding, in each case, with respect to any alleged (A) violation of Information Privacy and Security Laws by the Company, any Company Subsidiary or (with respect to services provided to or on behalf of the Company) any third party with whom the Company or any Company Subsidiary has entered into a Contract in connection with the Processing of Personal Data or (B) unlawful, unauthorized or accidental loss, damage, modification, or Processing of any Personal Data maintained by or on behalf of the Company or the Company Subsidiaries. To the Company’s Knowledge, there is no circumstance that would reasonably be expected to give rise to any of the foregoing.

(e) The Company and the Company Subsidiaries have in place commercially reasonable disaster recovery plans and procedures that comply with applicable Privacy Requirements, and the Company and the Company Subsidiaries are in compliance therewith, except to the extent noncompliance therewith would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.16 Real Property; Assets. Neither the Company nor any Company Subsidiary owns any real property. Section 3.16 of the Company Disclosure Letter sets forth a list, as of the date hereof, of Contracts pursuant to which the Company or any Company Subsidiary leases, subleases or occupies any real property that is material to the Company or its Subsidiaries, in each case, other than Contracts for ordinary course arrangements at “shared workspace” or “coworking space” facilities that are not material (such Contracts, “Company Leases”). Neither the Company nor any Company Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy any real property subject to a Company Lease or any portion thereof. Each Company Lease is valid, binding and in full force and effect, subject to the Enforceability Limitations, and no uncured default of a material nature on the part of the Company or, if applicable, any Company Subsidiary or, to the Company’s Knowledge, the landlord thereunder exists with respect to any Company Lease. The Company or a Company Subsidiary has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the applicable Company Lease, each real property subject to the Company Leases necessary for the conduct of the business of the Company and the Company Subsidiaries as currently conducted, free and clear of all Liens, other than Permitted Liens. The Company or a Company Subsidiary has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens, other than Permitted Liens.

Section 3.17 Material Contracts.

(a) Except for this Agreement and as set forth in the Company SEC Documents, the Company has made available to Parent each Contract described below in this Section 3.17(a) under which the Company or any Company Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which the Company or any Company Subsidiary is a party or to which any of their respective properties or assets is subject, in each case as of the date hereof other than Company Benefit Plans (all Contracts of the type described in this Section 3.17(a), being referred to herein as the “Material Contract”):

(i) each Contract that would purport to limit in any material respect the freedom of Parent and its affiliates (including the Surviving Company and any Company Subsidiary) after the Effective Time to compete or engage in any line of business or geographic region or with any Person or sell, supply or distribute any product or service or that otherwise would have the effect of restricting Parent and its affiliates (including the Surviving Company and any Company Subsidiary) after the Effective Time from the development, marketing or distribution of products and services, in each case, in any geographic area;

(ii) each Contract that limits the freedom of the Company, any Company Subsidiary or any of their respective affiliates to negotiate or, except for provisions requiring notice or consent to assignment by the counterparty thereto, consummate any of the Transactions;

(iii) any material legal partnership, joint venture, strategic alliance, limited liability company agreement (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries) or similar material Contract;

(iv) each acquisition or divestiture Contract that contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making by the Company or any Company Subsidiary of future payments in excess of $50,000;

(v) each Contract that gives any Person the right to acquire any assets of the Company or any Company Subsidiary (excluding ordinary course commitments to purchase Company Products) after the date hereof with consideration of more than $50,000;

(vi) each IP Contract;

(vii) any settlement agreement or similar Contract restricting in any material respect the operations or conduct of the Company or any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Effective Time);

(viii) any Contract providing for (i) any severance, termination payment, or advance notice of termination to any current employee or independent contractor (or any former employee or independent contractor to the extent that any severance or termination payment obligations remain outstanding) of the Company or any Company Subsidiary (except for Contracts providing for no greater notice nor greater statutory severance pay than is required by applicable Law and Contracts with individual independent contractors providing for an advance notice period of thirty (30) days or less that can be terminated without material liability to the Company or any Company Subsidiary) or (ii) retention payments, change of control payments, accelerated vesting or any other payment or benefit that may or will become due as a result of the Merger or any other transaction contemplated by this Agreement;

(ix) each Contract not otherwise described in any other subsection of this Section 3.17(a) pursuant to which the Company or any Company Subsidiary is obligated to pay, or entitled to receive, payments in excess of $50,000 in the twelve (12) month period following the date hereof;

(x) any Contract that obligates the Company or any Company Subsidiary to make any capital investment or capital expenditure outside the Ordinary Course of Business and in excess of $50,000;

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(xi) each Contract that grants any right of first refusal or right of first offer or that limits or would purport to limit the ability of the Company (or the Surviving Company after the Effective Time), any Company Subsidiary or any of its affiliates (including Parent or any of its affiliates after the Effective Time) to own, operate, sell, transfer, pledge or otherwise dispose of any businesses or material assets;

(xii) each Contract that contains any exclusivity rights or “most favored nations” provisions or minimum use, supply or display requirements that would be binding on Parent or its affiliates (including the Surviving Company and any Company Subsidiary) after the Effective Time;

(xiii) each Company Lease;

(xiv) each Contract relating to outstanding Indebtedness for borrowed money (or commitments in respect thereof) of the Company or the Company Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $50,000 or relating to any Liens on the material assets of the Company or any Company Subsidiary;

(xv) each Contract involving derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements) for which the aggregate exposure (or aggregate value) to the Company and the Company Subsidiaries is reasonably expected to be in excess of $25,000;

(xvi) each Contract between the Company or any Company Subsidiary, on the one hand, and any officer, director or affiliate (other than a wholly owned Company Subsidiary) of the Company or any Company Subsidiary, any beneficial owner, directly or indirectly, of more than five percent (5%) of the number or voting power of the shares of Company Common Stock or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any Company Subsidiary has an obligation to indemnify such officer, director, affiliate, beneficial owner, associate or immediate family member; and

(xvii) any Contract not otherwise described in any other subsection of this Section 3.17(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company.

(b) True and complete copies of each Material Contract in effect as of the date hereof have been made available to Parent or publicly filed with the SEC on the SEC’s website at least one (1) Business Day prior to the date of this Agreement. Neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Material Contract, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a (1) Company Material Adverse Effect or (2) material adverse effect on the ability of the Company to consummate the Transactions, including the Mergers, prior to the Outside Date. To the Company’s Knowledge, as of the date hereof, no other party to any Material Contract is in breach of or default under the terms of any Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Material Contract is a valid, binding and enforceable obligation of the Company or the Company Subsidiary which is party thereto and, to the Company’s Knowledge, of each other party thereto, and is in full force and effect, subject to the Enforceability Limitations.

(c) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2022, (i) none of the Company, any Company Subsidiary or any of their respective Principals (as defined in Federal Acquisition Regulation 52.209-5) has been debarred, suspended or excluded, or to the Company’s Knowledge, proposed for debarment, suspension or exclusion, from participation in or the award of Contracts or subcontracts for or with any Governmental Entity or doing business with any Governmental Entity, (ii) none of the Company or any Company Subsidiary has received any request to show cause (excluding for this purpose ineligibility to bid on certain Contracts due to generally applicable bidding requirements), (iii) none of the Company or any Company Subsidiary, to the Company’s Knowledge, is the subject of a finding of non-compliance, nonresponsibility or ineligibility for government contracting, (iv) none of the Company or any Company Subsidiary is for any reason listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs, (v) neither the Company nor any Company Subsidiary, nor any of their respective directors, officers, employees or Principals (as defined in Federal Acquisition Regulation 52.209-5), nor to the Company’s Knowledge, any consultants or agents of the Company or any Company Subsidiary, is or has been under administrative, civil or criminal investigation, indictment or information by any Governmental Entity with respect to the award or performance of any Company Government Contract, the subject of any actual or, to the Company’s Knowledge, threatened in writing, “whistleblower” or “qui tam” lawsuit, or audit (other than a routine contract audit) or investigation of the Company or any Company Subsidiary with respect to any Company Government Contract, including any alleged material irregularity, misstatement or omission arising thereunder or relating thereto, and to the Company’s Knowledge, there is no basis for any such investigation, indictment, lawsuit or audit and (vi) neither the Company nor any Company Subsidiary has made any voluntary disclosure (A) to any Governmental Entity with respect to any alleged material irregularity, misstatement, omission, fraud or price mischarging, or other violation of Law, arising under or relating to a Company Government Contract or (B) under the Federal Acquisition Regulation mandatory disclosure or payment provisions to any Governmental Entity and, to the Company’s Knowledge, there are no facts that would require mandatory disclosure thereunder.

Section 3.18 Environmental Matters. Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a (1) Company Material Adverse Effect or (2) material adverse effect on the ability of the Company to consummate the Transactions, including the Mergers, prior to the Outside Date, (a) neither the Company nor any Company Subsidiary is in violation of any Environmental Law, (b) none of the properties owned or occupied by the Company or any Company Subsidiary is contaminated with any Hazardous Substance and (c) the Company and the Company Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law and the Company and the Company Subsidiaries are in compliance with such permits, licenses and other authorizations. No Proceeding is pending, or to the Company’s Knowledge, threatened, concerning or relating to the operations of the Company or any Company Subsidiary that seeks to impose, or that is reasonably likely to result in the imposition of, any material liability arising under any Environmental Law upon the Company or any Company Subsidiary.

Section 3.19 Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all current insurance policies and insurance Contracts of the Company and the Company Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary for companies of similar size in the same or similar lines of business and (b) all premiums due thereunder have been paid. Neither the Company nor any Company Subsidiary has received notice of cancellation or termination with respect to any current third-party insurance policies or insurance Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.20 Information Supplied. The information relating to the Company and the Company Subsidiaries, to the extent supplied by or on behalf the Company and the Company Subsidiaries, to be contained in, or incorporated by reference in, the proxy statement/prospectus to be sent to the Company Stockholders in connection with the Mergers and the other Transactions (including any amendments or supplements, the “Proxy Statement/Prospectus”) or the Form S-4 (and any amendment or supplement thereto) will not, on the date the Proxy Statement/Prospectus is first mailed to the Company Stockholders or at the time the Form S-4 (and any amendment or supplement thereto) is filed with the SEC, is declared effective by the SEC, or is first mailed to Company Stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Proxy Statement/Prospectus will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 3.21, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement/Prospectus or the Form S-4, which information or statements were not supplied by or on behalf of the Company.

Section 3.21 Opinion of Financial Advisor. The Company Board of Directors has received an opinion of PEP Advisory, LLC to the effect that, as of the date of such opinion and based upon and subject to the various matters and limitations set forth therein, the Merger Consideration to be received by the holders of Company Common Stock, other than Excluded Shares (as defined therein), in the Transactions pursuant to this Agreement is fair from a financial point of view to such holders. A written copy of such opinion will be provided to Parent promptly following receipt by the Company for informational purposes only.

Section 3.22 State Takeover Statutes; Anti-Takeover Laws. Assuming the accuracy of Parent’s and the Merger Subs’ representations and warranties set forth in Section 4.14, the Company Board of Directors has taken all action necessary to render inapplicable to this Agreement and the Transactions, including the Mergers, Section 203 of the DGCL and any similar provisions in the Company Governing Documents or any other Takeover Statute. Except for the Shareholder Rights Agreement, the Company has no stockholder rights agreement, no rights plan, “poison-pill” or other comparable agreement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company. This Agreement and the Transactions contemplated hereby, including the Mergers, will not cause any issuance, distribution or other action in connection with or regarding any rights, including the Preferred Share Purchase Rights, under the Shareholder Rights Agreement, except that pursuant to the Shareholder Rights Amendment, each of the Preferred Share Purchase Rights and the Shareholder Rights Agreement will terminated and no longer in effect as of the Closing.

Section 3.23 Related Party Transactions. Except as set forth in the Company SEC Documents, there are no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any affiliate (including any officer or director) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that are required to be disclosed under Item 404 of Regulation S-K of the SEC that are not so disclosed.

Section 3.24 Finders and Brokers. Other than Pickering Energy Partners, neither the Company nor any Company Subsidiary has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission in connection with this Agreement or upon or as a result of the consummation of the Mergers. A true and complete copy of the engagement letter with Pickering Energy Partners has been made available to Parent prior to the date hereof.

Section 3.25 No Other Representations. Except for the representations and warranties contained in Article IV, the Company acknowledges that none of Parent, the Merger Subs, any of their respective Representatives or any other Person makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any express or implied representation or warranty with respect to Parent or the Merger Subs or any of their respective Subsidiaries or with respect to any other information provided or made available to the Company or its Representatives in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to the Company or to the Company’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions, or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article IV. Without limiting the generality of the foregoing, the Company acknowledges that, except as may be expressly provided in Article IV, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospective information that may have been made available, directly or indirectly, to the Company, any of its Representatives or any other Person.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Except as disclosed in (x) the Parent SEC Documents filed or furnished by Parent with the SEC on or after January 1, 2024 and publicly available on the SEC’s website through EDGAR at least one (1) Business Day prior to the date of this Agreement (including any exhibits (included or hyperlinked) therein, but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature) or (y) the applicable section of the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify (or, as applicable, a disclosure for purposes of) the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article IV for which it is reasonably apparent on its face that such information is relevant to such other section), Parent and the Merger Subs represent and warrant to the Company as set forth below.

Section 4.1 Qualification, Organization, etc. Each of Parent and the Merger Subs is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Except as would not be material to Parent and Parent Subsidiaries, taken as a whole, each Parent Subsidiary is a legal entity duly organized and validly existing under the Laws of its respective jurisdiction of organization. Except as would not reasonably be expected to have, individually or in the aggregate, a (1) Parent Material Adverse Effect or (2) material adverse effect on the ability of Parent to consummate the Transactions, including the Mergers, prior to the Outside Date, each of Parent and the Parent Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Parent, the Merger Subs and the other Parent Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a (1) Parent Material Adverse Effect or (2) material adverse effect on the ability of Parent to consummate the Transactions, including the Mergers, prior to the Outside Date. Parent has filed with the SEC, which are publicly available on the SEC’s website through EDGAR at least one (1) Business Day prior to the date of this Agreement, complete and accurate copies of the certificate of incorporation and bylaws of Parent as amended to the date hereof (the “Parent Governing Documents”). The Parent Governing Documents are in full force and effect and Parent is not in violation of the Parent Governing Documents.

Section 4.2 Capitalization.

(a) The authorized capital stock of Parent consists of 300,000,000 shares of Parent Class A Common Stock, 100,000,000 shares of Class V Common Stock of Parent, par value $0.0001 per share (“Parent Class V Common Stock” and, together with the Parent Class A Common Stock, the “Parent Common Stock”) and 10,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock”). As of May 16, 2025 (the “Parent Capitalization Date”): (i) (A) 22,824,845 shares of Parent Class A Common Stock were issued and outstanding, (B) 26,480,000 shares of Parent Class V Common Stock were issued and outstanding, (C) 1,500,000 shares of Parent Preferred Stock convertible into shares of Parent Class A Common Stock were issued and outstanding, and (D) no shares of Parent Class A Common Stock, Parent Class V Common Stock or Parent Preferred Stock were held in Parent’s treasury; (ii) (A) no options have been granted under Parent Equity Plans to purchase shares of Parent Class A Common Stock, and (B) restricted stock unit awards under Parent Equity Plans covering 2,780,009 shares of Parent Class A Common Stock were granted or reserved for granting, subject to grant terms, and (iii) 440,391 shares of Parent Class A Common Stock were reserved for future issuance pursuant to the Parent Equity Plans. All the outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock reserved for issuance as described above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b) Except as set forth in Section 4.2(a) and other than the shares of Parent Common Stock that have become outstanding after the Parent Capitalization Date that were reserved for issuance as set forth in Section 4.2(a), as of the date hereof: (i) Parent does not have any shares of capital stock or other equity interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which Parent or any Parent Subsidiary is a party or is otherwise bound obligating Parent or any Parent Subsidiary to (A) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity interests of Parent or any Parent Subsidiary or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, or (C) redeem or otherwise acquire any such shares of capital stock or other equity interests.

(c) As of the date hereof, neither Parent nor any Parent Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(d) As of the date hereof, there are no voting trusts or other agreements, commitments or understandings to which Parent or any Parent Subsidiary is a party with respect to the voting of the capital stock or other equity interests of Parent or any Parent Subsidiary.

(e) The authorized capital stock of Merger Sub I consists solely of 1,000 shares of common stock, par value $0.0001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and immediately prior to the Effective Time shall be, directly owned by Parent.

(f) The authorized capital stock of Merger Sub II consists solely of 1,000 units, all of which are validly issued and outstanding. All of the issued and outstanding units of Merger Sub II are, and immediately prior to the Effective Time shall be, directly owned by Parent.

Section 4.3 Corporate Authority.

(a) Subject to the execution and delivery of the written consent of Parent as the sole stockholder of the Merger Subs to authorize and approve the execution and delivery by the Merger Subs of this Agreement, the consummation of the Transactions and the performance by the Merger Subs of their obligations under this Agreement (the “Merger Sub Stockholder Consents”), which Merger Sub Stockholder Consent will be executed by Parent and a copy thereof delivered to the Company concurrently with the execution of this Agreement, Parent and the Merger Subs have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Mergers. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action of each of Parent and the Merger Subs and no other corporate proceedings (pursuant to the Parent Governing Documents or otherwise) on the part of Parent or the Merger Subs are necessary to authorize the consummation of, and to consummate, the Transactions, except, with respect to the Mergers, for the filing of the Certificate of Merger for each of such Mergers with the Secretary of State of the State of Delaware, and subject to the Merger Sub Stockholder Consents.

(b) No vote or consent of the holders of any class or series of capital stock of Parent or the holders of any other securities of Parent (equity or otherwise) is necessary to adopt this Agreement, or to approve the Mergers or the other Transactions. The vote or consent of Parent, as the sole stockholder or unitholder of the Merger Subs, as applicable, is the only vote or consent of the holders of any class or series of capital stock or units, as applicable, of the Merger Subs necessary to approve the Mergers and adopt this Agreement.

(c) This Agreement has been duly and validly executed and delivered by each of Parent and the Merger Subs and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and the Merger Subs in accordance with its terms, subject to the Enforceability Limitations.

Section 4.4 Governmental Consents; No Violation.

(a) Other than in connection with or in compliance with (i) the DGCL, (ii) the filing of the Proxy Statement/Prospectus and the Form S-4 with the SEC and any amendments or supplements thereto and declaration of effectiveness of the Form S-4 and the mailing of the Proxy Statement/Prospectus, (iii) the Securities Act, (iv) the Exchange Act, (v) applicable state securities, takeover and “blue sky” Laws, (vi) any applicable requirements of Nasdaq, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is anticipated to be necessary or required, under applicable Law, for the consummation by Parent and the Merger Subs of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a (1) Parent Material Adverse Effect or (2) material adverse effect on the ability of Parent to consummate the Transactions, including the Mergers, prior to the Outside Date.

(b) The execution and delivery by Parent and the Merger Subs of this Agreement do not, and, except as described in Section 4.4(a), the consummation of the Transactions and compliance with the provisions hereof will not (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any material Contract binding upon Parent or any Parent Subsidiary or to which any of them are a party or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Lien upon any of the properties, rights or assets of Parent or any Parent Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of (A) the Parent Governing Documents or (B) the organizational or governing documents of any Parent Subsidiary or (iii) conflict with or violate any Laws applicable to Parent or any Parent Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i), (ii)(B) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a (1) Parent Material Adverse Effect or (2) material adverse effect on the ability of Parent to consummate the Transactions, including the Mergers, prior to the Outside Date.

Section 4.5 SEC Reports and Financial Statements.

(a) Since January 1, 2023, Parent has timely filed or furnished all forms, statements, schedules, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (such forms, statements, schedules, documents and reports the “Parent SEC Documents”), other than Parent’s Annual Report on Form 10-K for the year ended December 31, 2024 and the Parent 10-Q. As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, the Parent SEC Documents complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act, the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of Nasdaq, and none of the Parent SEC Documents contained (or with respect to Parent SEC Documents filed after the date hereof, will contain) any untrue statement of a material fact or omitted (or with respect to Parent SEC Documents filed after the date hereof, will omit) to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2023, neither Parent nor any Parent Subsidiary has received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Parent SEC Documents (including the financial statements included therein) that are not resolved, or, as of the date hereof, has received any written notice from the SEC or other Governmental Entity that such Parent SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to Parent’s Knowledge, there is not any investigation or review being conducted by the SEC or any other Governmental Entity of any Parent SEC Documents (including the financial statements included therein).

(b) The consolidated financial statements (including all related notes and schedules) of Parent included or incorporated by reference in the Parent SEC Documents when filed or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing, and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes) in conformity with GAAP applied on a consistent basis during the periods involved (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes).

(c) Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by Parent’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Neither Parent nor, to the Knowledge of Parent, any of its executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(d) Neither Parent nor any Parent Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among Parent or any Parent Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC), in any such case, where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or any Parent SEC Document.

Section 4.6 Internal Controls and Procedures. Parent has established and maintains, and at all times since January 1, 2023 has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 1, 2023, Parent’s principal executive officer and its principal financial officer have disclosed to Parent’s auditors and the audit committee of Parent’s board of directors (the material circumstances of which (if any) and significant facts learned during the preparation of such disclosure have been made available to the Company prior to the date hereof) (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting, (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting and (iii) any written claim or allegation regarding clauses (i) or (ii). Since January 1, 2023 through the date hereof, neither Parent nor any Parent Subsidiary has received any material, unresolved complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any Parent Subsidiary or their respective internal accounting controls.

Section 4.7 No Undisclosed Liabilities. Neither Parent nor any Parent Subsidiary has any liabilities of any nature, whether or not accrued, contingent, absolute or otherwise, except (a) as and to the extent specifically disclosed, reflected or reserved against in Parent’s consolidated balance sheet (or the notes thereto) as of September 30, 2024 included in the Parent SEC Documents filed or furnished prior to the date hereof, (b) for liabilities incurred or which have been discharged or paid in full, in each case, in the Ordinary Course of Business since September 30, 2024 (other than any liability for any material breaches of Contracts), (c) as expressly required or contemplated by this Agreement and (d) for liabilities which have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.8 Absence of Certain Changes or Events. From September 30, 2023 through the date hereof, there has not occurred any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.9 Compliance with Law; Permits.

(a) Parent and each Parent Subsidiary are and have been since January 1, 2023 in compliance with and not in default under or in violation of any Laws (including Environmental Laws and employee benefits and labor Laws) applicable to Parent, such Subsidiary or any of their respective properties or assets, except where such noncompliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a (1) Parent Material Adverse Effect or (2) material adverse effect on the ability of Parent to consummate the Transactions, including the Mergers, prior to the Outside Date. Since January 1, 2023, neither Parent nor any Parent Subsidiary has received written notice of any violation of Laws applicable to Parent and any Parent Subsidiary or has been the subject of a fine or consent decree relating to compliance with any Laws applicable to Parent or any Parent Subsidiary, except (x) as would not reasonably be expected to materially delay, materially impede or prevent the consummation of the Transactions on or before the Outside Date and (y) as has not had and would not reasonably be expected to have a (1) Parent Material Adverse Effect or (2) material adverse effect on the ability of Parent to consummate the Transactions, including the Mergers, prior to the Outside Date.

(b) Parent and each Parent Subsidiary are, and since January 1, 2023 have been, in possession of all franchises, grants, authorizations, business licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, qualifications, clearances orders or other rights and privileges, in each case, whether issued by or under the authority of any Governmental Entity or pursuant to any applicable Law necessary for Parent and the Parent Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a (1) Parent Material Adverse Effect or (2) material adverse effect on the ability of Parent to consummate the Transactions, including the Mergers, prior to the Outside Date. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a (1) Parent Material Adverse Effect or (2) material adverse effect on the ability of Parent to consummate the Transactions, including the Mergers, prior to the Outside Date, all Parent Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Parent Permit and none of Parent or any Parent Subsidiary has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Parent Permit.

(c) Parent is in compliance in all material respects with the applicable listing and other rules and regulations of Nasdaq.

Section 4.10 Litigation; Orders. There are no Proceedings pending or, to Parent’s Knowledge, threatened against Parent or any Parent Subsidiary or any of their respective properties, rights or assets by or before, and there are no orders, judgments or decrees of or settlement agreements with, any Governmental Entity, that are or would reasonably be expected to be, individually or in the aggregate, material to Parent and the Parent Subsidiaries, taken as a whole.

Section 4.11 Information Supplied. The information relating to Parent and the Parent Subsidiaries, to the extent supplied by or on behalf Parent and the Parent Subsidiaries, to be contained in, or incorporated by reference in, the Proxy Statement/Prospectus and the Form S-4 (and any amendment or supplement thereto) will not, on the date the Proxy Statement/Prospectus is first mailed to the Company Stockholders or at the time the Form S-4 (and any amendment or supplement thereto) is filed with the SEC, is declared effective by the SEC, is first mailed to Company Stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Form S-4 will comply in all material respects as to form with the requirements of both the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 4.11, no representation or warranty is made by Parent or the Merger Subs with respect to information or statements made or incorporated by reference in the Proxy Statement/Prospectus or the Form S-4, which information or statements were not supplied by or on behalf of Parent or Merger Sub.

Section 4.12 Valid Issuance. The Parent Class A Common Stock to be issued as Merger Consideration pursuant to the terms hereof, when issued as provided in and pursuant to the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and (other than restrictions under applicable securities laws, or restrictions created by any Company Stockholder) will be free of restrictions on transfer.

Section 4.13 Finders and Brokers. Other than Piper Sandler & Co., neither Parent nor any Parent Subsidiary has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission in connection with this Agreement or upon the consummation of the Mergers.

Section 4.14 Stock Ownership. Parent is not, nor at any time for the past three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Neither Parent nor any Parent Subsidiary directly or indirectly owns as of the date hereof, nor at any time in the past three (3) years through the date hereof has directly or indirectly owned, any shares of Company Common Stock.

Section 4.15 No Merger Sub Activity. Each of Merger Sub I and Merger Sub II was newly formed by Parent as a direct, wholly-owned subsidiary of Parent for the sole purpose of entering into this Agreement and effecting the Transactions and has no assets or liabilities other than those incident to its formation, the execution of this Agreement and the completion of the Transactions. Since its date of formation, neither of the Merger Subs has not conducted any business or engaged in any activities other than in connection with this Agreement and the Transactions.

Section 4.16 Tax Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a (1) Parent Material Adverse Effect or (2) material adverse effect on the ability of Parent to consummate the Transactions, including the Mergers, prior to the Outside Date, Parent and the Parent Subsidiaries have properly completed and timely filed (taking into account any extension of time within which to file) all Tax Returns that are required to be filed by or with respect to any of them and all such Tax Returns are true, correct and complete in all respects and were prepared in compliance with all applicable Law.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a (1) Parent Material Adverse Effect or (2) material adverse effect on the ability of Parent to consummate the Transactions, including the Mergers, prior to the Outside Date, Parent and the Parent Subsidiaries have timely paid in full to the appropriate Governmental Entity all Taxes required to be paid by any of them, and the financial statements of Parent and the Parent Subsidiaries reflect full and adequate reserves, in accordance with GAAP, for all Taxes accrued but not yet paid by Parent or any Parent Subsidiary as of the date thereof.

(c) There is no (i) claim, litigation, audit, examination, investigation or other proceeding pending or, to the Knowledge of Parent, threatened in writing with respect to any Taxes or Tax Returns of Parent or any Parent Subsidiary, or (ii) deficiency or adjustment for any amount of Taxes that has been proposed, asserted or assessed in writing by any Governmental Entity against Parent or any Parent Subsidiary and that has not been fully satisfied by payment or otherwise fully resolved with no amounts due by the Parent or any Parent Subsidiary thereunder, in each case of clauses (i) and (ii), except any such claim, litigation, audit, examination, investigation, or other Proceeding or deficiency or adjustment arising after the date hereof that has not had and would not reasonably be expected to have, individually or in the aggregate, a (1) Parent Material Adverse Effect or (2) material adverse effect on the ability of Parent to consummate the Transactions, including the Mergers, prior to the Outside Date.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor any Parent Subsidiary has any material liability for Taxes of any Person (other than Parent or any Parent Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor, or otherwise by operation of Law.

(e) Neither Parent nor any Parent Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(f) Neither Parent nor any Parent Subsidiary is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to (i) prevent or impede the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) prevent or preclude Parent and the Merger Subs from delivering the Parent Tax Representation Letter to Parent Counsel and Company Counsel in accordance with Section 6.13(b).

(g) Merger Sub II is, and has been at all times since its formation, properly treated as an entity disregarded as separate from Parent for U.S. federal income Tax purposes, and no election will be made to change such treatment.

(h) Parent plans and intends to continue the Company’s “historic business” or use a “significant portion” of the Company’s “historic business assets” in a business (as such terms are defined in Treasury Regulations Sections 1.368-1(d)(2) and (3)) indirectly through OpCo, a partnership for U.S. federal income Tax purposes (i) in which Parent owns an interest representing a “significant interest” in OpCo or (ii) with respect to which Parent exercises “active and substantial management functions” as a partner of OpCo with respect to the historic business of the Company (as such terms are used in Treasury Regulations Section 1.368-1(d)(4)(iii)).

Section 4.17 No Other Representations. Except for the representations and warranties contained in Article III, each of Parent and the Merger Subs acknowledges that none of the Company, any of its Representatives or any other Person makes, and each of Parent and the Merger Subs acknowledges that it has not relied upon or otherwise been induced by, any express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided or made available to Parent, the Merger Subs or their respective Representatives in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Parent, the Merger Subs or their respective Representatives in certain “data rooms” or management presentations in expectation of the Transactions, or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article III. Without limiting the generality of the foregoing, each of Parent and the Merger Subs acknowledges that, except as may be expressly provided in Article III, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospective information that may have been made available, directly or indirectly, to Parent, Merger Sub, any of their respective Representatives or any other Person.

ARTICLE V.
COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1 Conduct of Business by the Company Pending the Closing. The Company agrees that between the date hereof and the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1 (the “Interim Period”), except as set forth in Section 5.1 of the Company Disclosure Letter, or as specifically permitted or required by this Agreement, as required by applicable Law or as consented to in writing by Parent (such consent not to unreasonably withheld, conditioned or delayed with respect to Section 5.1(a) or clauses (i) (with respect to the organizational documents of any Company Subsidiary only), (iv), (v), (ix), (x), (xi), (xii), (xii), (xv), (xvi), (xx), (xxi) or (xxiii) of Section 5.1(b) only), the Company:

(a) shall and shall cause each Company Subsidiary to, use reasonable best efforts to conduct its business in all material respects in the Ordinary Course of Business, including by using reasonable best efforts to (i) preserve intact its and their present business organizations, (ii) maintain the Company’s insurance policies or comparable replacement policies with respect to the material assets, operations and activities of the Company and the Company Subsidiaries and (iii) keep available the services of its and their present officers and other key employees set forth on Schedule 5.1(a) hereto (the “Key Personnel”) (it being agreed by the Parties that with respect to the matters specifically addressed by any provision of Section 5.1(b), such specific provisions shall govern over the more general provision of this Section 5.1(a)); and

(b) shall not, nor shall the Company permit any Company Subsidiary to:

(i) amend, modify, waive, rescind, change or otherwise restate the Company’s or any Company Subsidiary’s certificate of incorporation, bylaws or equivalent organizational documents;

(ii) authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, shares or other securities of the Company or any Company Subsidiary) (other than dividends or distributions made by any wholly-owned Company Subsidiary to the Company or any other wholly-owned Company Subsidiary), or, other than with respect to the Voting Agreements, enter into any agreement and arrangement with respect to voting or registration, or file any registration statement with the SEC with respect to any, of its capital stock or other equity interests or securities;

(iii) split, reverse split, combine, subdivide, reduce, reclassify or amend any of its capital stock or other equity interests, or redeem, purchase, repurchase or otherwise acquire any of its capital stock or other equity interests, or issue or authorize the issuance of any of its capital stock or other equity interests or any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests, except for (A) the acceptance of shares of Company Common Stock as payment of the exercise price of Company Options or in connection with the settlement of Company RSUs or for withholding Taxes in respect of Company Equity Awards to the extent permitted by the applicable Company Equity Plan outstanding on the date hereof or (B) any such transaction involving only wholly owned Company Subsidiaries;

(iv) other than with respect to Company Warrants or under the Rights Agreement, issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in the capital stock, voting securities or other equity interest in the Company or any Company Subsidiary or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable or vested any otherwise unexercisable or unvested Company Equity Award under any existing Company Equity Plan (except as otherwise provided by the express terms of any Company Equity Award), other than (A) issuances of Company Common Stock in respect of any exercise of Company Options outstanding on the date hereof or the vesting or settlement of Company Equity Awards outstanding on the date hereof, in all cases in accordance with their respective terms as of the date hereof, (B) issuances of Company Common Stock in respect of any awards outstanding under the Company ESPP in respect of the Current ESPP Offering Period, (C) sales of shares of Company Common Stock pursuant to the exercise of Company Options if necessary to effectuate an optionee direction upon exercise or pursuant to the settlement of Company Equity Awards in order to satisfy Tax withholding obligations, or (D) transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries;

(v) except as required by any Company Benefit Plan as in existence as of the date hereof, (A) increase the compensation or benefits payable or to become payable to any of its directors, executive officers, employees or independent contractors, (B) grant to any of its directors, executive officers, employees or independent contractors any increase in severance or termination pay, (C) pay or award, or commit to pay or award, any bonuses, retention or incentive compensation (including any spot bonuses or similar bonuses) to any of its directors, executive officers, employees or independent contractors, (D) enter into any employment, severance, or retention agreement with any of its directors, executive officers, employees or independent contractors, (E) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Company Benefit Plan, except for any amendments to health and welfare plans in the ordinary course of business consistent with past practice that do not contravene the other covenants set forth in this clause (v) increase the cost to the Company of maintaining or providing such Company Benefit Plan or extend the time period for the benefits provided thereunder, (F) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan, (G) terminate the employment of any employee at the level of vice president or above, other than for cause, or hire any new employees, or (H) provide any funding for any rabbi trust or similar arrangement;

(vi) acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or publicly announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any equity interests in or assets of any Person or any business or division thereof, or otherwise engage in any mergers, consolidations or business combinations, except for transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries;

(vii) liquidate (completely or partially), dissolve, restructure, recapitalize or effect any other reorganization (including any restructuring, recapitalization or reorganization between or among any of the Company or the Company Subsidiaries), or adopt any plan or resolution providing for any of the foregoing;

(viii) make any loans, advances or capital contributions to, or investments in, any other Person, except for (A) loans solely among the Company and its wholly owned Company Subsidiaries or solely among the Company’s wholly owned Company Subsidiaries or (B) advances for reimbursable employee expenses in the ordinary course of business consistent with past practice;

(ix) sell, lease, license, assign, abandon, permit to lapse, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any of its material properties, rights or assets (including shares in the capital of the Company or the Company Subsidiaries), except for pursuant to transactions solely among the Company and its wholly owned Company Subsidiaries or solely among wholly owned Company Subsidiaries;

(x) enter into or become bound by, or amend, modify, terminate or waive any Contract related to the acquisition or disposition or granting of any license with respect to material Intellectual Property or otherwise encumber any material Intellectual Property (including by the granting of any covenants, including any covenant not to sue or covenant not to assert), other than (A) non-exclusive licenses of Company Intellectual Property entered in the ordinary course of business consistent with past practice with customers of the Company or the Company Subsidiaries and (B) amendments and modifications, in each case, to existing exclusive, limited distribution rights for Company Products made or entered into in the ordinary course of business consistent with past practice;

(xi) (A) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract, or (B) other than in the Ordinary Course of Business after reasonable consultation with Parent, (1) materially modify, materially amend, extend or terminate any Material Contract or (2) waive, release or assign any material rights or claims thereunder;

(xii) except in accordance with the Company’s budget provided to Parent prior to the date hereof, (A) make any capital expenditure or expenditures, enter into agreements or arrangements providing for capital expenditure or expenditures or otherwise commit to do so or (B) voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $50,000 individually or $100,000 in the aggregate;

(xiii) commence (other than any collection action in the Ordinary Course of Business), waive, release, assign, compromise or settle any Proceeding (for the avoidance of doubt, including with respect to matters in which the Company or any Company Subsidiary is a plaintiff, or in which any of their officers or directors in their capacities as such are parties);

(xiv) make any change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or applicable Law;

(xv) amend or modify in any material respect any Privacy Statement of the Company or any Company Subsidiary (other than any amendment or modification reasonably necessary or advisable to comply with applicable Law);

(xvi) make, change or revoke any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, amend any material Tax Return, file any U.S. federal, state or foreign income Tax Return or any other material Tax Return that is materially inconsistent with a previously filed Tax Return of the same type for a prior taxable period (taking into account any amendments prior to the date hereof), settle or compromise any material liability for Taxes or any Tax audit, claim or other proceeding relating to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), affirmatively surrender any right to claim a material refund of Taxes, or agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes (excluding extensions of time obtained in the ordinary course of business consistent with past practice for the filing of Tax Returns);

(xvii) redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respect the terms of any Indebtedness or any derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements), or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for any Indebtedness solely among the Company and its wholly owned Company Subsidiaries or solely among wholly owned Company Subsidiaries;

(xviii) enter into any transactions or Contracts with any affiliate or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC;

(xix) (A) acquire any real property or enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), (B) materially modify or amend or exercise any right to renew any Company Lease or other lease or sublease of real property, or waive any material term or condition thereof or grant any material consents thereunder, (C) grant or otherwise knowingly create or consent to the creation of any material easement, covenant, restriction, assessment or charge affecting any real property leased by the Company, or any interest therein or part thereof, (D) knowingly commit any waste or nuisance on any such property or (E) make any material changes in the construction or condition of any such property;

(xx) other than the Company Stockholders Meeting, convene any special meeting (or any adjournment or postponement thereof) of the Company Stockholders;

(xxi) other than in the Ordinary Course of Business after consultation with Parent, terminate or modify or waive in any material respect any right under any Company Permit;

(xxii) adopt or amend any stockholder rights plan, “poison-pill” or other comparable agreement, including the Shareholder Rights Agreement; or

(xxiii) agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Section 5.2 Conduct of Business by Parent Pending the Closing. Parent agrees that during the Interim Period, except as set forth in Section 5.2 of the Parent Disclosure Letter, as specifically permitted or required by this Agreement, as required by applicable Law or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), Parent shall not, and shall cause each Parent Subsidiary not to, directly or indirectly:

(a) amend, modify, waive, rescind, change or otherwise restate the Parent Governing Documents (whether by merger, consolidation, operation of law or otherwise) in a manner that would materially and adversely affect the Company Stockholders, or adversely affect the Company Stockholders relative to other holders of Parent Class A Common Stock;

(b) authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, stock or other securities of Parent or any Parent Subsidiary), except (i) dividends and distributions paid or made in the ordinary course of business consistent with past practice by the Parent Subsidiaries to Parent or any other wholly owned Parent Subsidiary and (ii) for transactions that would require an adjustment to the Merger Consideration pursuant to Section 2.1(d) and for which the proper adjustment is made;

(c) split, combine, subdivide, reduce or reclassify any of its capital stock, except for (i) any such transaction involving only wholly-owned Parent Subsidiaries, and (ii) any transactions that would require an adjustment to the Merger Consideration pursuant to Section 2.1(d) and for which the proper adjustment is made;

(d) adopt a plan of complete or partial liquidation or dissolution with respect to Parent or Merger Sub; or

(e) agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Section 5.3 No Solicitation by the Company.

(a) During the Interim Period, the Company agrees that it shall not, and shall cause the Company Subsidiaries, and its and their respective Representatives to not, directly or indirectly: (i) solicit, initiate, participate in or knowingly encourage or facilitate (including by way of providing information or taking any other action) any inquiry, indication of interest, request, proposal or offer, or the making, submission or announcement of any inquiry, indication of interest, request, proposal or offer which constitutes or would be reasonably expected to lead to an Acquisition Proposal; (ii) participate in any negotiations regarding, or furnish to any person any nonpublic information relating to the Company or any Company Subsidiary in connection with an actual or potential Acquisition Proposal; (iii) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, any Acquisition Proposal or Company Acquisition Agreement; (iv) withdraw, change, amend, modify or qualify, or otherwise propose to withdraw, change, amend, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, or resolve or agree to take any such action; (v) if an Acquisition Proposal has been publicly disclosed, fail to publicly recommend against any such Acquisition Proposal within ten (10) Business Days after the public disclosure of such Acquisition Proposal (or subsequently withdraw, change, amend, modify or qualify, in a manner adverse to Parent or Merger Sub, such rejection of such Acquisition Proposal) and reaffirm the Company Board Recommendation within such ten (10) Business Day period (or, if earlier, by the second (2nd) Business Day prior to the Company Stockholders Meeting); (vi) fail to include the Company Board Recommendation in the Proxy Statement/Prospectus; (vii) approve, or authorize, or cause or permit the Company or any Company Subsidiary to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document with respect to, or any other agreement or commitment providing for, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 5.3) (a “Company Acquisition Agreement”); (viii) call or convene a meeting of the Company Stockholders to consider a proposal that would reasonably be expected to materially impair, prevent or delay the consummation of the Transactions; (ix) take any affirmative action to make any Takeover Statute or any applicable provisions of the Company Governing Documents or the Shareholder Rights Agreement, inapplicable to any Acquisition Proposal (other than the Transactions contemplated by this Agreement) or (x) resolve or agree to do any of the foregoing (any act described in clauses (iii), (iv), (v), (vi) or (x) (to the extent related to the foregoing clauses (iii), (iv), (v) or (vi)), a “Change of Recommendation”). The Company shall, and the Company shall cause the Company Subsidiaries, and shall cause its and their respective Representatives to immediately cease any and all existing solicitation, discussions or negotiations with any persons (or provision of any nonpublic information to any persons) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal. Promptly after the date hereof (and in any event within two (2) Business Days following the date hereof), the Company shall terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal by such person and its Representatives. The Company shall enforce, and not waive, terminate or modify without Parent’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement; provided that, if the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel that the failure to waive a particular standstill provision would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, the Company may, with prior written notice to Parent, waive such standstill solely to the extent necessary to permit the applicable person (if it has not been solicited in violation of this Section 5.3) to make, on a confidential basis to the Company Board of Directors, an Acquisition Proposal, conditioned upon such person agreeing to disclosure of such Acquisition Proposal to Parent, in each case as contemplated by this Section 5.3. Notwithstanding the limitations set forth in this Section 5.3(a), if the Company receives, prior to the Company Stockholder Approval being obtained, a bona fide written Acquisition Proposal that did not result from a material breach of this Section 5.3, the Company and the Company Subsidiaries and the Company’s Representatives may contact the Person or any of its Representatives who has made such Acquisition Proposal solely to clarify the terms and conditions of such Acquisition Proposal so that the Company may inform itself about such Acquisition Proposal. For the avoidance of doubt, any violation of the restrictions set forth in this Section 5.3(a) by (x) a Company Subsidiary, (y) a director or officer of the Company or any Company Subsidiary or (z) any other Representatives acting on behalf of the Company or any Company Subsidiary shall be a breach of this Section 5.3(a) by the Company. For purposes of this Section 5.3, (1) the term “person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or any Parent Subsidiary or any of their Representatives, and (2) the term “Representatives” includes any Person or Persons who together, as of the date of this Agreement, is known by the Company to own or hold beneficially (as defined in Rule 13d-3 of the Exchange Act) securities of the Company entitling such Person(s) to cast in the aggregate ten percent (10%) or more of the votes for election of directors of the Company, including any of the Company Stockholders set forth on Exhibit B hereto.

(b) Notwithstanding the limitations set forth in Section 5.3(a), if the Company receives, prior to the Company Stockholder Approval being obtained, a bona fide, written Acquisition Proposal that did not result from a material breach of this Section 5.3, which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel and financial advisors (i) constitutes a Superior Proposal or (ii) would reasonably be expected to result in a Superior Proposal and, in each case, that the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, then in either event the Company may take the following actions: (x) furnish nonpublic information with respect to the Company to the Person making such Acquisition Proposal and its Representatives acting on such Person’s behalf, if, and only if, prior to so furnishing such information, the Company receives from such person an executed Acceptable Confidentiality Agreement and the Company also provides Parent, prior to or substantially concurrently with the time such information is provided or made available to such person, any nonpublic information furnished to such other person that was not previously furnished to Parent, and (y) engage in discussions or negotiations with such person with respect to such Acquisition Proposal.

(c) The Company shall promptly (and in any event within twenty-four (24) hours) notify Parent of the Company’s or any of its Representatives’ receipt of any Acquisition Proposal, any proposals or inquiries that would reasonably be expected to lead to an Acquisition Proposal, or any inquiry or request for nonpublic information relating to the Company or any Company Subsidiary by any person who has made or would reasonably be expected to make any Acquisition Proposal. Such notice shall indicate the identity of the person making the Acquisition Proposal, inquiry or request, and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request, including a complete, unredacted copy of all written proposals, written indications of interest and/or draft agreements relating to, and/or other written materials that describe any of the terms and conditions of, such Acquisition Proposal, or, if such Acquisition Proposal is not in writing, a reasonably detailed written description of the material terms and conditions thereof. Without limiting the Company’s other obligations under this Section 5.3, the Company shall keep Parent reasonably informed on a prompt and timely basis of the status and material terms (including any amendments or proposed amendments to such material terms) of any such Acquisition Proposal or potential Acquisition Proposal and keep Parent reasonably informed on a prompt and timely basis as to the nature of any information requested of the Company with respect thereto and provide to Parent copies of all proposals, offers and proposed agreements relating to an Acquisition Proposal received by the Company or its Representatives, or, if such information or communication is not in writing, a reasonably detailed written description of the material contents thereof. Without limiting the Company’s other obligations under this Section 5.3, the Company shall promptly provide (and in any event within twenty-four (24) hours) to Parent any material nonpublic information concerning the Company provided or made available to any other person in connection with any Acquisition Proposal that was not previously provided to Parent. Without limiting the foregoing, the Company shall promptly (and in any event within twenty-four (24) hours after such determination) inform Parent in writing if the Company determines to begin providing or making available information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Unless this Agreement has been validly terminated pursuant to Section 8.1, the Company shall not take any action to exempt any person other than Parent or Merger Sub from the restrictions contained in any applicable Takeover Statute, the Shareholder Rights Agreement or in the Company Governing Documents, or otherwise cause such restrictions not to apply. The Company agrees that it will not, directly or indirectly, enter into any agreement with any person which directly or indirectly prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 5.3.

(d) Notwithstanding anything in this Section 5.3 to the contrary, but subject to Section 5.3(e), at any time prior to the Company Stockholder Approval being obtained, the Company Board of Directors may (i) make a Change of Recommendation (only of the type contemplated by Section 5.3(a)(iv) or Section 5.3(a)(vi)) in response to an Intervening Event if the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel and financial advisors, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law or (ii) make a Change of Recommendation and cause the Company to terminate this Agreement pursuant to and in accordance with Section 8.1(g) in order to enter into a definitive agreement providing for an Acquisition Proposal (which, for the avoidance of doubt, did not result from a material breach of this Section 5.3), which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel and financial advisors is a Superior Proposal, but only if the Company Board of Directors has (x) determined in good faith after consultation with the Company’s outside legal counsel and financial advisors that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (y) complied in all material respects with the terms of Section 5.3(e) hereof; provided that notwithstanding anything to the contrary herein, neither the Company nor any Company Subsidiary shall enter into any Company Acquisition Agreement unless this Agreement has been validly terminated in accordance with Section 8.1(g). “Intervening Event” means any Effect that is material to the Company and the Company Subsidiaries (taken as a whole) and was not known by or reasonably foreseeable to the Company or the Company Board of Directors as of or prior to the date hereof; provided, however, that in no event shall the following events, changes or developments constitute an Intervening Event: (A) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof or (B) changes in the market price or trading volume of the Company Common Stock, the Parent Class A Common Stock or any other securities of the Company, Parent or their respective Subsidiaries, or any change in credit rating or the fact that the Company meets or exceeds (or that Parent fails to meet or exceed) internal or published estimates, projections, forecasts or predictions for any period (it being understood that, with respect to this clause (B), the underlying facts or occurrences giving rise to such meeting or exceeding of expectations or projections or such changes or lack thereof in market price or trading volume may be taken into account in determining whether there has been an Intervening Event, to the extent not otherwise excluded from this definition).

(e) Prior to the Company taking any action permitted (i) under Section 5.3(d), the Company shall provide Parent with four (4) Business Days’ prior written notice advising Parent that the Company Board of Directors intends to effect a Change of Recommendation and specifying, in reasonable detail, the reasons therefor, and during such four (4) Business Day period, the Company shall procure that its Representatives (including its executive officers) negotiate in good faith (solely to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Change of Recommendation and at the end of such four (4) Business Day period the Company Board of Directors again makes the determination Section 5.3(d) (after in good faith taking into account any binding offers for amendments proposed in writing by Parent) or (ii) under Section 5.3(d)(ii), the Company shall provide Parent with four (4) Business Days’ prior written notice advising Parent that the Company Board of Directors intends to take such action and specifying the material terms and conditions of the Acquisition Proposal, including a copy of any proposed definitive documentation, and during such four (4) Business Day period, the Company shall procure that its Representatives (including its executive officers) negotiate in good faith (solely to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and at the end of such four (4) Business Day period the Company Board of Directors again makes the determination under Section 5.3(d)(ii) (after in good faith taking into account any binding offers for amendments proposed in writing by Parent). With respect to Section 5.3(e), if there are any material amendments, revisions or changes to the terms of any such Superior Proposal (including any revision to the amount, form or mix of consideration the Company Stockholders would receive as a result of the Superior Proposal), the Company shall notify Parent of each such amendment, revision or change in compliance with Section 5.3(c) and the applicable four (4) Business Day period shall be extended until at least two (2) Business Days after the time that Parent receives notification from the Company of each such revision, and the Company Board of Directors shall not take any such action permitted under Section 5.3(d)(ii) prior to the end of any such period as so extended in accordance with the terms of this Section 5.3(e).

(f) Nothing in this Agreement shall prohibit the Company or the Company Board of Directors from (i) disclosing to the Company Stockholders a position contemplated by Item 1012(a) of Regulation M-A or Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (iii) making any legally required disclosure to the Company Stockholders with regard to an Acquisition Proposal, which actions, in the case of clauses (i)-(iii), shall not constitute or be deemed to constitute a Change of Recommendation so long as any such disclosure (x) includes an express reaffirmation of the Company Board Recommendation, without any amendment, withdrawal, alteration, modification or qualification thereof and (y) does not include any statement that constitutes, and does not otherwise constitute, a Change of Recommendation. For the avoidance of doubt, this Section 5.3(f) shall not permit the Company Board of Directors to make (or otherwise modify the definition of) a Change of Recommendation except to the extent expressly permitted by Section 5.3(d) and Section 5.3(e).

Section 5.4 Preparation of the Form S-4 and the Proxy Statement/Prospectus; Company Stockholders Meeting.

(a) As promptly as reasonably practicable after the execution of this Agreement, the Company (with Parent’s reasonable cooperation) shall use reasonable best efforts to prepare within thirty (30) days following the execution of this Agreement a mutually acceptable Proxy Statement/Prospectus (as part of the Form S-4), and Parent (with the Company’s reasonable cooperation) shall use reasonable best efforts to prepare and file within thirty (30) days following the execution of this Agreement with the SEC the Form S-4, in which the Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of the Parent Class A Common Stock to be issued in the Mergers.

(i) Each of Parent and the Company shall use its reasonable best efforts to (A) cause the Form S-4 and the Proxy Statement/Prospectus to comply in all material respects with the applicable rules and regulations promulgated by the SEC, (B) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments from the SEC), and, prior to the effective date of the Form S-4, take all action reasonably required to be taken under any applicable state securities Laws in connection with the issuance of Parent Class A Common Stock in connection with the Mergers and (C) keep the Form S-4 effective through the Closing in order to permit the consummation of the Mergers. Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Proxy Statement/Prospectus. As promptly as practicable after the Form S-4 shall have become effective, the Company shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be filed and mailed to its stockholders. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement/Prospectus will be made by the Company, in each case without providing the other Party with a reasonable opportunity to review and comment (which comments shall be considered by the applicable Party in good faith) thereon if reasonably practicable; provided that, without limiting the generality of this Section 5.4, with respect to documents filed by a Party which are incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus, this right to review and comment shall apply only with respect to information relating to the other Party or such other Party’s business, financial condition or results of operations or this Agreement or the Transactions. If, at any time prior to the Effective Time, any information relating to Parent or the Company or any of their respective affiliates, directors or officers, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, at the time and in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be prepared and, following a reasonable opportunity for the other Party to review and comment on such amendment or supplement, promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Company Stockholders. Subject to applicable Law, each Party shall notify the other promptly of the time when the Form S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Class A Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement/Prospectus or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between either Party or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement/Prospectus, the Form S-4 or the Mergers.

(ii) Prior to filing of the Form S-4, Parent (and the Merger Subs) and the Company shall use their respective reasonable best efforts to execute and deliver to Ellenoff Grossman & Schole LLP, counsel to Parent (“Parent Counsel”), and to Cooley LLP, counsel to the Company (“Company Counsel”), the applicable Tax Representation Letters referenced in Section 6.12(b). Following the delivery of the Tax Representation Letters pursuant to the preceding sentence, and prior to the effectiveness of the Form S-4: (A) Parent shall use its reasonable best efforts to cause Parent Counsel to deliver to Parent a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act; and (B) the Company shall use its reasonable best efforts to cause Company Counsel to deliver to the Company a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act.

(b) Subject to the earlier termination of this Agreement in accordance with Section 8.1, the Company shall (i) as promptly as reasonably practicable after the filing of the Form S-4 with the SEC and in consultation with Parent, conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act for a record date for the Company Stockholders Meeting and (ii) duly call, give notice of, convene and hold a meeting of the Company Stockholders for the purpose of seeking the Company Stockholder Approval (as it may be adjourned or postponed as provided below, the “Company Stockholders Meeting”) as soon as reasonably practicable after the date hereof (but in no event later than forty (40) days following the effectiveness of the Form S-4), and the Company shall submit such proposal to the Company Stockholders at the Company Stockholders Meeting and shall not submit any other proposal to the Company Stockholders in connection with the Company Stockholders Meeting (other than an advisory vote regarding merger-related compensation and a customary proposal regarding adjournment of the Company Stockholders Meeting) without the prior written consent of Parent. The Company agrees (i) to provide Parent with reasonably detailed periodic updates concerning proxy solicitation results on a timely basis (including, if requested, promptly providing daily voting reports in the last ten (10) Business Days prior to the Company Stockholders Meeting) and (ii) to give written notice (which, for the avoidance of doubt, may be given via email) to Parent one (1) Business Day prior to, and on the date of, the Company Stockholders Meeting, indicating whether, as of such date, sufficient proxies representing the Company Stockholder Approval have been obtained.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Company shall not adjourn or postpone the Company Stockholders Meeting without Parent’s prior written consent; provided that without Parent’s prior written consent, the Company may adjourn or postpone the Company Stockholders Meeting (i) after consultation with Parent, to the extent necessary to ensure that any supplement or amendment to the Proxy Statement/Prospectus or S-4 required by Law is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders Meeting or (ii) if there are not sufficient affirmative votes in person or by proxy at such meeting to constitute a quorum at the Company Stockholders Meeting or to obtain the Company Stockholder Approval, to allow reasonable additional time for solicitation of proxies for purposes of obtaining a quorum or the Company Stockholder Approval; provided that unless agreed to in writing by Parent, (x) any such adjournment or postponement shall be for a period of no more than ten (10) Business Days, and (y) the Company shall only be permitted to effect no more than one (1) such adjournment or postponement pursuant to this clause (ii) without the prior written consent of Parent; provided that no postponement contemplated by this clause (ii) shall be permitted if it would require a change to the record date for the Company Stockholders Meeting (unless otherwise agreed in writing by Parent). The Company shall use its reasonable best efforts to (A) solicit from the Company Stockholders proxies in favor of the adoption of this Agreement and approval of the Transactions, including the Mergers, (B) enforce the Voting Agreements and (C) take all other action necessary or advisable to secure the Company Stockholder Approval, including, unless the Company Board of Directors has validly made a Change of Recommendation in accordance with Section 5.3, by communicating to the Company Stockholders the Company Board Recommendation and including such Company Board Recommendation in the Proxy Statement/Prospectus. Notwithstanding any Change of Recommendation, unless this Agreement is terminated in accordance with its terms, (x) the Company Stockholders Meeting shall be convened and this Agreement shall be submitted to the Company Stockholders for approval at the Company Stockholders Meeting, and nothing contained herein shall be deemed to relieve the Company of such obligation and (y) all other obligations of the Parties hereunder shall continue in full force and effect and such obligations shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal (whether or not a Superior Proposal).

Section 5.5 Parent Filings. Parent shall use its best efforts to file, as soon as practicable after the date hereof, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 (the “Parent 10-Q”) with the SEC.

Section 5.6 Company Wind-Down. During the Interim Period, the Company and the Company Subsidiaries shall (a) except as Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned), use commercially reasonable efforts to wind-down portions of their businesses as set forth on Section 5.6 of the Company Disclosure Letter (the “Wind-Down Matters”) as promptly as practicable after the date hereof and (b) consult with Parent prior to effecting any changes to the Wind-Down Matter; provided, that the Company’s failure to achieve the outcomes set forth on the Wind-Down Matters shall not, in and of itself, constitute a breach of this Agreement or give rise to the failure of any condition to the Closing set forth in Article VII.

Section 5.7 Calculation of Per Share Purchase Price.

(a) For the purposes of this Agreement, the “Anticipated Closing Date” shall be the date anticipated for the date of Closing, as agreed upon by Parent and the Company at least twenty (20) calendar days prior to the Closing; provided, however, that the parties shall use commercially reasonable efforts to cause the Closing to occur on the date of, or immediately following, the Company Stockholders Meeting. At least fifteen (15) calendar days prior to the Anticipated Closing Date, the Company shall deliver to Parent a schedule (the “Purchase Price Schedule”) setting forth the Company’s estimated calculation of (i) the Net Cash at Closing, including each component thereof (the “Net Cash Calculation”), as of the Anticipated Closing Date, and (ii) the Company’s estimated calculation of the Per Share Purchase Price and each components thereof, including the Fully Diluted Company Shares, the Total Merger Consideration and the Net Cash at Closing Adjustment resulting from the estimated Net Cash at Closing.

(b) Within five (5) calendar days after delivery of the Purchase Price Schedule to Parent (the “Response Date”), Parent will have the right to provide notice of a dispute of any part of the Purchase Price Schedule by delivering a written notice to that effect to the Company (a “Dispute Notice”). Any Dispute Notice shall be made in good faith in accordance with the requirements of this Agreement and identify in reasonable detail the nature of any proposed revisions to the Net Cash Calculation or the other components of the Purchase Price Schedule.

(c) If by the end of 11:59 p.m., Eastern Time, on the Response Date (the “Response Date Effective Time”), Parent fails to deliver a Dispute Notice as provided in Section 5.7(b) then the Net Cash Calculation as set forth in the Purchase Price Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent Net Cash at Closing and the Per Share Purchase Price (including the components thereof) for purposes of this Agreement as of such Anticipated Closing Date, subject to the other requirements of this Section 5.7, including Section 5.7(f) below.

(d) If Parent delivers a Dispute Notice on or prior to the Response Date Effective Time, then Representatives of both Parties shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Net Cash at Closing and the Per Share Purchase Price, which agreed upon Net Cash at Closing and Per Share Purchase Price amounts shall be deemed to have been finally determined for purposes of this Agreement and to represent Net Cash at Closing and the Per Share Purchase Price for purposes of this Agreement, subject to the provisions of Section 5.7(f) below.

(e) If Parent and the Company are unable to negotiate an agreed-upon determination of Net Cash at Closing or any component of the Per Share Purchase Price pursuant to Section 5.7(d) within three (3) calendar days after delivery of the Dispute Notice (or such other period as Parent and the Company may mutually agree upon), then Parent and the Company shall jointly select an independent accounting firm of recognized national standing (the “Accounting Firm”) to resolve any remaining disagreements as to the Purchase Price Schedule (and only such remaining disagreements). The Company shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Purchase Price Schedule, and Parent and the Company shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within ten (10) calendar days of accepting its selection. In making such determination, the Accounting Firm shall act in the capacity of an expert and not as an arbitrator, and shall consider only the disputed item(s) set forth in the Dispute Notice remaining in dispute and the definitions and principles for calculation of such amounts as set forth in this Agreement and any Schedules or Exhibits delivered pursuant hereto. The determination of Net Cash at Closing and the Per Share Purchase Price by the Accounting Firm shall be within the range of values set forth by the Company and Parent. The determination of the amount of Net Cash at Closing or the Per Share Purchase Price made by the Accounting Firm shall be final and binding upon the Parties and shall be deemed to have been finally determined for purposes of this Agreement and to represent Net Cash at Closing and the Per Share Purchase Price for purposes of this Agreement as of the Anticipated Closing Date, and the Parties shall delay the Closing until the resolution of the matters described in this Section 5.7(e). The fees and expenses of the Accounting Firm shall be allocated between Parent and the Company in the same proportion that the disputed amount of Net Cash at Closing that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of Net Cash at Closing.

(f) Five (5) Business Days prior to the Anticipated Closing Date, the Company shall deliver to Parent (i) an updated Purchase Price Schedule setting forth any updates to the Purchase Price Schedule delivered pursuant to Section 5.7(a) (and subsequently modified in accordance with the provisions of this Section 5.7) for events occurring on or after the date of the delivery of the original Purchase Price Schedule, if any, that were not otherwise taken into account in the Purchase Price Schedule as finally determined pursuant to clause (c) or (e) of this Section 5.7 or (ii) a written confirmation that no such update is required. The Parties will follow the procedures set forth in Section 5.7(b) through Section 5.7(e) with respect to such updated Purchase Price Schedule, except that for purposes of the updated Purchase Price Schedule, the Response Date will be two (2) Business Days after delivery of the updated Purchase Price Schedule to Parent.

(g) Notwithstanding anything in this Section 5.7 to the contrary, either Party may request a re-determination of Net Cash at Closing and the Per Share Purchase Price if it reasonably appears to be that the Closing Date will occur more than five (5) Business Days after the Anticipated Closing Date. In the event of such re-determination, this Section 5.7 shall apply to such re-determination and such new anticipated Closing Date shall become the revised Anticipated Closing Date.

ARTICLE VI.
ADDITIONAL AGREEMENTS

Section 6.1 Access; Confidentiality; Notice of Certain Events.

(a) During the Interim Period, to the extent permitted by applicable Law, the Company shall, and shall cause each Company Subsidiary to, afford to Parent and Parent’s Representatives reasonable access during normal business hours and upon reasonable advance written notice to the Company’s and the Company Subsidiaries’ offices, properties, Contracts, personnel, books and records (so long as any such access does not unreasonably interfere with the Company’s business), and during such period, the Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to furnish as promptly as practicable to Parent all information (financial or otherwise) concerning its business, properties, offices, Contracts and personnel as Parent may reasonably request for the purpose of consummating the Mergers or reasonable transition and integration planning. Notwithstanding the foregoing, the Company shall not be required by this Section 6.1 to provide Parent or Parent’s Representatives with access to or to disclose information (i) that is prohibited from being disclosed pursuant to the terms of a confidentiality agreement with a third party entered into prior to the date hereof (provided, however, that, at Parent’s written request, the Company shall use its commercially reasonable efforts (x) to obtain the required consent of such third party to such access or disclosure or (y) to make appropriate substitute arrangements to permit reasonable access or disclosure not in violation of such consent requirement), (ii) the disclosure of which, in the reasonable good faith judgment of the Company, would violate applicable Law (provided, however, that the Company shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such Law) or (iii) the disclosure of which, in the reasonable good faith judgment of the Company, would cause the loss of any attorney-client, attorney work product or other legal privilege (provided, however, that the Company shall use its commercially reasonable efforts to allow for such access or disclosure to the maximum extent that such access or disclosure would not jeopardize attorney-client, attorney work product or other legal privilege). Without limiting the foregoing, during the Interim Period, not less than once per calendar week, the Company will provide to Parent the consolidated cash balance of the Company and its Subsidiaries, as reflected in the accounting system of the Company and its Subsidiaries.

(b) Each of the Company and Parent will hold, and will cause its Representatives and affiliates to hold, any information exchanged pursuant to this Section 6.1, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

(c) The Company shall give prompt notice to Parent, and Parent shall give prompt written notice to the Company (solely with respect to the matters set forth in clauses (i) and (ii) of this Section 6.1(c) and subject to Section 6.2(b)), (i) of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement, the Mergers or other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other Transactions, (ii) of any legal proceeding commenced or, to such Party’s Knowledge, threatened against such Party or any of its Subsidiaries, affiliates, directors or officers or otherwise relating to, involving or affecting such Party or any of its Subsidiaries, affiliates, directors or officers, in each case in connection with, arising from or otherwise relating to the Mergers or any other transaction contemplated by this Agreement, and (iii) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any Company Subsidiary that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or which would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.1(c) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date hereof or otherwise limit or affect the remedies available hereunder to Parent and Merger Sub; provided, further, other than in the case of the Company’s willful breach of this Section 6.1(c), that the Company’s obligations, actions or inactions pursuant to this Section 6.1(c), in each case and in and of themselves, shall be deemed excluded for purposes of determining whether the condition set forth in Section 7.2(b) has been satisfied.

Section 6.2 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions, including the Mergers, as soon as practicable after the date hereof, including preparing and filing or otherwise providing, in consultation with the other Party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary or advisable applications, notices, petitions, filings and other documents and to obtain as promptly as reasonably practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Transactions, including the Mergers.

(b) Each of the Parties shall, in connection with the efforts referenced in Section 5.3(a), (i) use its reasonable best efforts to cooperate in all respects with each other in connection with investigation or other inquiry, including any suit, action, investigation or proceeding initiated by a private party, (ii) promptly notify the other Party of any communication concerning this Agreement or any of the transactions contemplated hereby to that Party from or with any Governmental Entity, or from any other Person alleging that the consent of such Person (or another Person) is or may be required in connection with the Merger and the other transactions contemplated by this Agreement, and consider in good faith the views of the other Party and keep the other Party reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the other Party with any written notices or other communications received by such Party from, or given by such Party to, any Governmental Entity, any Governmental Entity and of any communication received or given in connection with any suit, action, investigation or proceeding by a private party, in each case regarding any of the transactions contemplated hereby, except that any materials concerning one Party’s valuation of the other Party may be redacted; and (iii) permit the other Party, to the extent practicable under the circumstances, to review in draft form any proposed substantive communication to be submitted by it to any Governmental Entity with reasonable time and opportunity to comment, and consult with each other, to the extent practicable under the circumstances, in advance of any in-person or telephonic or video meeting or conference with any Governmental Entity or, in connection with any suit, action, investigation or proceeding by a private party, with any other Person, and, to the extent permitted by the applicable Governmental Entity or Person, not agree to participate in any meeting or discussion with any Governmental Entity relating to any filings or investigations concerning this Agreement and or any of the transactions contemplated hereby unless it consults with the other Party and its Representatives in advance and invites the other Party’s Representatives to attend in accordance with applicable Laws.

(c) In connection with and without limiting the foregoing, the Company shall use reasonable best efforts to give any notices to third parties required under Contracts, and the Company shall use, and cause each of the Company Subsidiaries to use, reasonable best efforts to obtain any third party consents to any Contracts that are necessary, proper or advisable to consummate the Transactions, including the Mergers, which such consents are listed in Section 6.2(c) of the Company Disclosure Letter. Notwithstanding anything to the contrary herein, none of Parent, the Company or any of their respective Subsidiaries shall be required to pay for any consent, or other similar fee, payment or consideration, make any other material concession or provide any additional security (including a guaranty), in order to obtain such third party consents (except, in the case of the Company, if requested by Parent and either (i) reimbursed for by Parent or (ii) subject to the occurrence of the Effective Time).

Section 6.3 Publicity. During the Interim Period, neither the Company nor Parent, nor any of their respective Subsidiaries, shall issue or cause the publication of any press release or other public announcement or disclosure with respect to the Mergers, the other Transactions or this Agreement without the prior written consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of such press release or other public announcement or disclosure with respect to the Mergers, the other Transactions or this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement or disclosure in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the Parties shall not be required by this Section 6.3 to provide any such review or comment to the other Party relating to any dispute between the Parties relating to this Agreement; provided, further, that each Party and their respective Subsidiaries and Representatives may make statements that are consistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 6.3; provided, further, that the obligations set forth in this Section 6.3 shall not apply to any communication regarding an Acquisition Proposal to the extent in accordance with Section 5.3(f) or a Change of Recommendation to the extent in accordance with Section 5.3.

Section 6.4 D&O Insurance and Indemnification.

(a) For six (6) years from and after the Effective Time, Parent shall indemnify and hold harmless all past and present directors and officers of the Company and the Company Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including advancing attorneys’ fees and expenses prior to the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law and the Company Governing Documents; provided that such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction determines in a final, nonappealable judgment that such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Mergers or any of the other Transactions), whether asserted or claimed prior to, at or after the Effective Time, in connection with such Persons serving as an officer, director, employee or other fiduciary of the Company or any Company Subsidiary or of any other Person if such service was at the request or for the benefit of the Company or any Company Subsidiary, to the fullest extent permitted by applicable Law and the Company Governing Documents or the organizational documents of the applicable Company Subsidiary (as applicable) or any indemnification agreements with such Persons in existence on the date of this Agreement and made available to Parent prior to the date of this Agreement. The Parties agree that all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in the Company’s or its Subsidiaries’ respective certificate of incorporation or bylaws (or comparable organizational documents) or in any indemnification agreement of the Company or a Company Subsidiary with any Indemnified Party in existence on the date of this Agreement and made available to Parent prior to the date of this Agreement shall survive the Transactions, including the Mergers, and shall continue in full force and effect in accordance with the terms thereof. Notwithstanding anything herein to the contrary, if any Indemnified Party notifies the Surviving Company on or prior to the sixth (6th) anniversary of the Effective Time of a matter in respect of which such Person intends in good faith to seek indemnification pursuant to this Section 6.4, the provisions of this Section 6.4 shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.

(b) For six (6) years after the Effective Time, Parent shall cause to be maintained in effect the provisions in (i) the Company Governing Documents and (ii) any indemnification agreement of the Company or a Company Subsidiary with any Indemnified Party in existence on the date of this Agreement and made available to Parent prior to the date of this Agreement, except to the extent that such agreement provides for an earlier termination, in each case, regarding elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are in existence on the date hereof, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Mergers or any of the other Transactions).

(c) At or prior to the Effective Time, the Company shall purchase a six (6)-year prepaid “tail” policy on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company Subsidiaries with respect to matters arising at or prior to the Effective Time; provided, however, that the Company shall not commit or spend on such “tail” policy, in the aggregate, more than three hundred percent (300%) of the last aggregate annual premium paid by the Company prior to the date hereof for the Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “Base Amount”), and if the cost of such “tail” policy would otherwise exceed the Base Amount, the Company shall be permitted to purchase only as much coverage as reasonably practicable for the Base Amount. The Company shall in good faith cooperate with Parent prior to Closing with respect to the procurement of such “tail” policy, including with respect to the selection of the broker, available policy price and coverage options.

(d) In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 6.4. The rights and obligations under this Section 6.4 shall survive consummation of the Mergers and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party. The Parties acknowledge and agree that the Indemnified Parties shall be third party beneficiaries of this Section 6.4, each of whom may enforce the provisions thereof.

Section 6.5 Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Mergers or any of the other Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Mergers and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Mergers and the other Transactions. No Change of Recommendation shall change, or be deemed to change, or permit the Company or the Company Board of Directors to change, in any manner or respect, the approval of the Company Board of Directors for purposes of causing any Takeover Statute to be inapplicable to the Mergers or any of the other Transactions.

Section 6.6 Merger Sub Stockholder Consents; Obligations of Merger Sub. Parent will execute the Merger Sub Stockholder Consents and deliver copies thereof to the Company within two (2) Business Days after the execution of this Agreement. Parent shall take all action necessary to cause the Merger Subs to perform their obligations under this Agreement and to consummate the Transactions, including the Mergers, upon the terms and subject to the conditions set forth in this Agreement. For the avoidance of doubt, any breach by either of the Merger Subs of the covenants of such Merger Sub under this Agreement shall also be deemed to be a breach of this Agreement by Parent.

Section 6.7 Rule 16b-3. Prior to the Effective Time, the Company and Parent shall, as applicable, take all such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) and acquisitions of Parent equity securities pursuant to the Transactions by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.8 Stockholder Litigation. The Company shall provide Parent prompt notice of any litigation brought by any stockholder of the Company or purported stockholder of the Company against the Company, any of its Subsidiaries or any of their respective directors or officers relating to the Mergers or any of the other Transactions or this Agreement, and shall keep Parent informed on a prompt and timely basis with respect to the status thereof. The Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any such litigation and reasonably cooperate with Parent in conducting the defense or settlement of such litigation, and no such settlement shall be agreed without Parent’s prior written consent, which consent shall not be unreasonably withheld or delayed, except that Parent may, in its sole discretion, withhold such consent to any settlement which does not include a full release of Parent and its affiliates (including the Surviving Company and its Subsidiaries) or which imposes an injunction or other equitable relief after the Effective Time upon Parent or any of its affiliates (including the Surviving Company and its Subsidiaries). In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 6.8 and Section 5.1 or Section 6.2, the provisions of this Section 6.8 shall control.

Section 6.9 Termination of Registration. Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to terminate the registration of the Company Common Stock, the Public Warrants and the Preferred Share Purchase Rights under the Exchange Act; provided that such termination shall not be effective until at or after the Effective Time.

Section 6.10 Director Resignations. The Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time.

Section 6.11 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Class A Common Stock to be issued in connection with the Mergers to be approved for listing on Nasdaq, subject to official notice of issuance.

Section 6.12 Certain Tax Matters.

(a) None of the Parties shall (and each Party shall cause its respective Subsidiaries not to) knowingly take any action (or knowingly fail to take any reasonable action) which action (or failure to act) would reasonably be expected to prevent or impede the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties intend to report and, except to the extent otherwise required by a determination as such term is used in Section 1313 of the Code, shall report, for U.S. federal income Tax purposes, the Mergers, taken together, as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. Each of the Parties and their respective affiliates and Representatives shall promptly notify the other Party when such notifying Party knows or has reason to believe that the Mergers may not qualify as a “reorganization” within the meaning of Section 368(a) of the Code (and whether the terms of this Agreement could be reasonably amended in order to facilitate the Mergers qualifying as a “reorganization” within the meaning of Section 368(a) of the Code).

(b) (i) The Company shall use its reasonable best efforts to deliver to Company Counsel and Parent Counsel a “Company Tax Representation Letter,” dated both as of the date of the Tax opinions referenced in Section 5.4(a)(ii) and as of the Closing Date and signed by an officer of the Company, containing representations of the Company, and (ii) Parent (and the Merger Subs) shall use their reasonable best efforts to deliver to Parent Counsel and Company Counsel a “Parent Tax Representation Letter” (together with the Company Tax Representation Letter, the “Tax Representation Letters”), dated both as of the date of the Tax opinions referenced in Section 5.4(a)(ii) and as of the Closing Date, and signed by an officer of Parent (and the Merger Subs), containing representations of Parent (and the Merger Subs), in each case of clauses (i) and (ii), as shall be reasonably satisfactory in form and substance to Parent Counsel and Company Counsel, respectively, and reasonably necessary or appropriate to enable (I) Parent Counsel to render the applicable tax opinions described in Section 5.4(a)(ii) and Section 7.2(e) and (II) Company Counsel to render the applicable tax opinions described in Section 5.4(a)(ii) and Section 7.3(c), and Parent Counsel and Company Counsel shall be entitled to rely upon such representations in rendering any such opinions. Each of Parent (and the Merger Subs) and the Company shall cooperate in good faith with one another to carry out this Section 6.12 and to obtain the applicable tax opinions described in Section 5.4(a)(ii), Section 7.2(e) and Section 7.3(c), as applicable. In the event counsel other than Parent Counsel or Company Counsel is to render the tax opinion described in Section 7.2(e) or Section 7.3(c), references in this Section 6.12(b) to Company Counsel or Parent Counsel shall be deemed references to such other counsel, as applicable.

(c) Prior to the Closing, the Company shall deliver to Parent a certificate in a form reasonably acceptable to Parent dated as of within thirty (30) days prior to the Closing and certifying that the Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 6.13 Employee Matters.

(a) Prior to the Closing, Parent may, on behalf of the Company and its Subsidiaries, make new offers of employment by the Company or its Subsidiaries to employees of the Company or its Subsidiaries, such new employment terms to be in effect immediately after the Effective Time. Additionally, prior to the Closing, Parent may provide to the Company a written list of employees of the Company or its Subsidiaries that Parent desires to be terminated as of the Effective Time, and the Company and its Subsidiaries will terminate such employees as of the Effective Time, which terminated employees will not be Continuing Employees (as defined below) hereunder. Effective as of immediately after the Effective Time and for a period of twelve (12) months thereafter, Parent shall provide to each employee of the Company and Company Subsidiary who continues to be employed by Parent or any Subsidiary thereof (including the Company or its Subsidiaries) (the “Continuing Employees”), (i) a base salary or wage rate, as applicable, and an annual cash incentive compensation opportunity that, in the aggregate, are no less favorable than those in effect for such Continuing Employee as of immediately after the Effective Time, and (ii) employee benefits (including retirement and health and welfare benefits, but excluding cash and equity compensation) that, in the aggregate, are substantially comparable in the aggregate to those in effect for such Continuing Employee immediately after the Effective Time. If Parent or any Parent Subsidiary does not comply with the obligations of the above sentence with respect to a Continuing Employee, Parent shall be obligated to offer the Continuing Employee the option of (i) employment termination and receiving the severance benefit described in the next sentence, or (ii) continued employment with the compensation and benefit plans offered by Parent at that time. With respect to each Continuing Employee who is not eligible to receive severance benefits pursuant to a Company Benefit Plan immediately prior to the Effective Time, for a period of twelve (12) months after the Effective Time, Parent shall provide to each such Continuing Employee severance benefits that are no less favorable than those set forth on Section 6.13(a) of the Company Disclosure Letter.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Continuing Employees after the Effective Time (the “New Plans”), Parent and its Subsidiaries shall use commercially reasonable efforts to provide each Continuing Employee, subject to applicable law and applicable tax qualification requirements, credit for his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent (i) that its application would result in a duplication of benefits, (ii) for any purpose under any defined benefit retirement plan, retiree welfare plan, equity-based incentive plan or long-term incentive plan, (iii) for purposes of any plan, program or arrangement under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or (iv) for purposes of any plan that is grandfathered or frozen, either with respect to level of benefits or participation. In addition, and without limiting the generality of the foregoing, (x) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, Parent or its applicable Subsidiary shall use its commercially reasonable efforts to cause all preexisting condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, unless such conditions were not waived under the Company Benefit Plan of the same type in which such Continuing Employee participated immediately prior to the Effective Time (“Old Plan”) and (y) Parent and its applicable Subsidiary shall use commercially reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible and maximum out-of- pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent or any affiliate of Parent, including after the Closing the Company or its Subsidiaries, or shall interfere with or restrict in any way the rights of Parent or any affiliate of Parent, including after the Closing the Company or its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Company or any affiliate of Parent and the Continuing Employee or any severance, benefit or other applicable plan or program covering such Continuing Employee. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.13 shall (i) be deemed or construed to be an amendment or other modification of any Company Benefit Plan or employee benefit plan of Parent or the Surviving Company or (ii) create any third party rights in any current or former service provider of the Company or its affiliates (or any beneficiaries or dependents thereof).

Section 6.14 Contribution. At least one (1) day after the Second Effective Time, Parent shall transfer all of the outstanding equity of the Surviving Company to OpCo (the “Contribution”) in exchange for a number of Class A Units of OpCo equal to the number of shares of Parent Class A Common Stock issued as Merger Consideration. The Parties intend to report and, except to the extent otherwise required by a determination as such term is used in Section 1313 of the Code, shall report, for U.S. federal income Tax purposes, and, with respect to the Mergers, the Contribution as a transfer of the assets of the Surviving Company that satisfies the continuity of business enterprise requirements under Treasury Regulations Section 1.368-1(d)(4)(iii).

ARTICLE VII.
CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1 Conditions to Each Party’s Obligations to Effect the Mergers. The respective obligations of each Party to consummate the Mergers shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any and all of which may be waived in whole or in part (to the extent permitted by applicable Law) by Parent, the Merger Subs and the Company in writing, as the case may be:

(a) Company Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

(b) Nasdaq Listing. The shares of Parent Class A Common Stock to be issued in the Mergers shall have been approved for listing on the Nasdaq (or any successor inter-dealer quotation system or stock exchange thereto) subject to official notice of issuance.

(c) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding by or before the SEC seeking a stop order.

(d) No Legal Prohibition. No Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the Effective Time or (ii) issued or granted any order or injunction (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the Effective Time, in each case which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Mergers.

Section 7.2 Conditions to Obligations of Parent. The obligations of Parent and the Merger Subs to consummate the Mergers shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any and all of which may be waived in whole or in part (to the extent permitted by applicable Law) by Parent and the Merger Subs in writing, as the case may be:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.1(a) (other than the last sentence of Section 3.1(a)), the first sentence of Section 3.1(b), Section 3.2(a), Section 3.2(c), Section 3.2(d), Section 3.2(e), Section 3.3, Section 3.21, Section 3.22 or Section 3.24 (A) that are qualified by materiality or Company Material Adverse Effect shall be true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Effective Time as though made on and as of the Effective Time (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date) and (B) that are not qualified by materiality or Company Material Adverse Effect shall be true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (ii) the representations and warranties of the Company set forth in Section 3.8(a) shall be true and correct in all respects; and (iii) the other representations and warranties of the Company set forth in this Agreement (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct as of the date hereof and shall be true and correct as of the Effective Time as though made on and as of the Effective Time (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except, with respect to this clause (iii), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Covenants. The Company shall have performed and complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by it under the Agreement at or prior to the Effective Time.

(c) No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred on or after the date of this Agreement and be continuing as of immediately prior to the Effective Time.

(d) Company Officer Certificate. Parent and the Merger Subs shall have received from the Company a certificate, dated as of the Closing Date and signed by its chief executive officer or chief financial officer, certifying to the effect that the conditions set forth in clauses (a), (b) and (c) immediately above have been satisfied.

(e) Parent Tax Opinion. Parent shall have received the written opinion of Parent Counsel (or another nationally recognized law firm reasonably satisfactory to the Parent), dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income Tax purposes, the Mergers, taken together, will constitute a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, Parent Counsel (or, if applicable, another nationally recognized law firm reasonably satisfactory to Parent) may rely upon the Company Tax Representation Letter and the Parent Tax Representation Letter.

(f) Shareholder Rights Agreement Amendment. The Shareholder Rights Agreement Amendment shall be in full force and effect, and the Shareholder Rights Agreement and each of the Preferred Share Purchase Rights shall automatically terminate (or, to the extent a Person other than Parent shall have become an “Acquiring Person” (as defined therein) under the Shareholder Rights Agreement prior to the Closing such that the Preferred Share Purchase Rights become exercisable thereunder, be exchanged for shares of Common Stock entitled to receive the Merger Consideration) upon or immediately prior to the Effective Time.

(g) Minimum Net Cash at Closing. The Net Cash at Closing shall be equal to or greater than Ten Million U.S. Dollars ($10,000,000).

Section 7.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Mergers shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any and all of which may be waived in whole or in part (to the extent permitted by applicable Law) by the Company:

(a) Representations and Warranties. (i) The representations and warranties of Parent and the Merger Subs set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.8 and Section 4.13 (A) that are qualified by materiality or Parent Material Adverse Effect shall be true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Effective Time as though made on and as of the Effective Time (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date) and (B) that are not qualified by materiality or Parent Material Adverse Effect shall be true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (ii) the representations and warranties of Parent and Merger Sub set forth in Section 4.8 shall be true and correct in all respects; and (iii) the other representations and warranties of Parent and the Merger Subs set forth in this Agreement (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) shall be true and correct as of the date hereof and shall be true and correct as of the Effective Time as though made on and as of the Effective Time (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except, with respect to this clause (iii), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and the Merger Subs shall have performed or complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by it under the Agreement at or prior to the Closing.

(c) Parent Closing Certificate. The Company shall have received from Parent a certificate dated as of the Closing Date and signed by its chief executive officer or chief financial officer, certifying to the effect that the conditions set forth in clauses (a) and (b) immediately above have been satisfied.

(d) Company Tax Opinion. The Company shall have received a written opinion from Company Counsel (or another nationally recognized law firm reasonably satisfactory to the Company), dated as of the Closing Date and in form and substance reasonably satisfactory to the Company, to the effect that, on the basis of facts, representations and assumptions, set forth or referred to in such opinion, for U.S. federal income Tax purposes, the Mergers, taken together, will constitute a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, Company Counsel (or, if applicable, another nationally recognized law firm reasonably satisfactory to the Company) may rely upon the Company Tax Representation Letter and the Parent Tax Representation Letter.

(e) Parent Filings. The Parent 10-Q shall have been filed with the SEC.

ARTICLE VIII.
TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Mergers and the other Transactions may be abandoned at any time before the Effective Time by action of Parent or the Company (as applicable) only as follows (with any termination by Parent also being an effective termination by the Merger Subs):

(a) by mutual written consent of Parent and the Company;

(b) by the Company, in the event that (i) Parent or the Merger Subs shall have breached or failed to perform their respective representations, warranties covenants or agreements under this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (B) is not capable of being cured by Parent or the Merger Subs, as applicable, by the Outside Date or, if capable of being cured, shall not have been cured by Parent or the Merger Subs on or before the earlier of (x) the Outside Date and (y) the date that is twenty (20) calendar days following the Company’s delivery of written notice to Parent of such breach or failure to perform; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(b) if the Company is then in material breach of this Agreement, which breach would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied;

(c) by Parent, in the event that (i) the Company shall have breached or failed to perform its representations, warranties, covenants or agreements under this Agreement which breach or failure to perform (A) would result in the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (B) is not capable of being cured by the Company by the Outside Date or, if capable of being cured, is not cured by the Company before the earlier of (x) the Outside Date and (y) the date that is twenty (20) calendar days following Parent’s delivery of written notice of such breach or failure to perform; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if Parent or the Merger Subs is then in material breach of this Agreement which breach would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied;

(d) by either Parent or the Company if the Effective Time shall not have occurred on or prior to 5:00 p.m. New York City time on September 29, 2025 (the “Outside Date”); provided that in the event that (x) the Effective Time has not occurred prior to the original Outside Date and the only conditions to Closing set forth in Article VII that has not be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, so long as such conditions are then capable of being satisfied) are the conditions set forth in Section 7.1(a) through (c), and (y) the SEC shall have conducted a review of the Form S-4 after it was initially filed with the SEC, then the Outside Date shall automatically be extended to November 12; provided further, that, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any Party whose breach of a covenant under this Agreement in any material respect has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(e) by Parent, if (i) prior to obtaining the Company Stockholder Approval, the Company Board of Directors shall have effected a Change of Recommendation, (ii) following the commencement of a tender or exchange offer relating to the Company Common Stock by a third party, the Company Board of Directors states that it recommends such tender or exchange offer or expresses no opinion or is unable to take a position (other than a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act) with respect to such tender or exchange offer, or fails to publicly affirm the Company Board Recommendation and recommend that the holders of shares of Company Common Stock reject such tender or exchange offer within ten (10) Business Days after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9 promulgated under the Exchange Act (or, if earlier, five (5) Business Days prior to the Company Stockholders Meeting); or (iii) the Company or the Company Board of Directors shall have failed to include in the Proxy Statement the Company Board Recommendation;

(f) by either the Company or Parent if a Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order, injunction, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions;

(g) by the Company at any time prior to the Company Stockholder Approval in order to enter into a definitive agreement providing for a Superior Proposal in compliance with Section 5.3; provided, that concurrently with or prior to (and as a condition to) the termination of this Agreement, the Company pays or causes to be paid to Parent the Termination Fee payable pursuant to Section 8.2(b)(iii);

(h) by either the Company or Parent, if the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

(i) by the Company, if the Parent 10-Q shall not have been filed with the SEC within thirty (30) days after the date of this Agreement; provided, that upon the Parent 10-Q being filed with the SEC, the Company shall no longer have the right to terminate under this Section 8.1(i).

Section 8.2 Effect of Termination.

(a) In the event of the valid termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other Party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no effect and there shall be no liability on the part of Parent, the Merger Subs or the Company, and all rights and obligations of any Party hereto shall cease, except that the Confidentiality Agreement, this Section 8.2, Section 9.1 and Section 9.3 through Section 9.12 (and Annex I and the other definitions herein to the extent applicable to such Sections) shall survive such termination; provided that no such termination shall relieve any Party of any liability or damages for fraud or willful breach of this Agreement prior to such termination. For purposes of this Agreement: (i) “willful breach” shall mean an action or omission taken or omitted to be taken that the breaching Party intentionally takes (or fails to take) and actually knows would, or knows would reasonably be expected to, be or cause a material breach of this Agreement; and (ii) “fraud” shall mean common law fraud under Delaware Law with respect to the representations and warranties expressly made by a Party in Article III or Article IV of this Agreement, as applicable, that is committed with actual knowledge of falsity and with the intent to deceive or mislead another; provided, that “fraud” shall not include any claim based solely on constructive fraud, negligent misrepresentation, recklessness or any form of negligence of willful disregard; provided further, that the Company shall be entitled and have the right to pursue and, to the extent proven, recover damages in the name of and on behalf of the Company Stockholders to the fullest extent provided by Section 261(a)(1) of the DGCL in the case of any such willful breach or fraud by Parent or the Merger Subs; provided, that any such damages in respect of any damages lost by the Company Stockholders shall solely be recoverable and enforceable by and owed to the Company.

(b) Termination Fee; Expense Reimbursement.

(i) If (A) (x) Parent terminates this Agreement pursuant to Section 8.1(d) or Section 8.1(h), (y) the Company terminates this Agreement pursuant to Section 8.1(d) (and at such time Parent would be permitted to terminate this Agreement pursuant to Section 8.1(d)) or Section 8.1(h), or (z) Parent terminates this Agreement pursuant to Section 8.1(c) as a result of a breach, failure to perform or violation described in such Section either (1) relating to Section 5.3 or (2) that first occurred following the making of an Acquisition Proposal of the type referenced in the following clause (B), (B) after the date hereof and prior to the date of such termination a bona fide Acquisition Proposal is publicly disclosed (whether by the Company or a third party), or otherwise made known to the Company Board of Directors or Company management, and in each case, is not withdrawn (publicly, if publicly disclosed) at least three (3) Business Days prior to the earlier of the date of the Company Stockholders Meeting and the date of such termination, and (C) within twelve (12) months of such termination, a transaction implementing an Acquisition Proposal is consummated or a definitive agreement in respect of an Acquisition Proposal is entered into (whether or not the transaction implementing such Acquisition Proposal is subsequently consummated), the Company shall pay or cause to be paid to Parent a cash fee equal to Four Hundred Fifty Thousand U.S. Dollars ($450,000) (the “Termination Fee”) on the date that is the earlier of (1) the date any such Acquisition Proposal is consummated and (2) the date of entry into any such definitive agreement. Solely for purposes of this Section 8.2(b)(i), the term “Acquisition Proposal” shall have the meaning assigned to such term in Annex I, except that all references to “fifteen percent (15%)” and “eighty five percent (85%)” therein shall be deemed to be references to “fifty percent (50%).”

(ii) If (A) Parent terminates this Agreement pursuant Section 8.1(e) (or this Agreement is terminated by Parent or the Company pursuant to another provision at a time when Parent would be permitted to terminate this Agreement pursuant to Section 8.1(e)) or (B) the Company terminates this Agreement pursuant to Section 8.1(d) at a time when Parent would be permitted to terminate this Agreement pursuant to Section 8.1(e), then, within two (2) Business Days after such termination, the Company shall pay or cause to be paid to Parent the Termination Fee.

(iii) If the Company terminates this Agreement pursuant to Section 8.1(g), concurrently with or prior to (and as a condition to) such termination, the Company shall pay or cause to be paid to Parent the Termination Fee.

(iv) If the Company terminates this Agreement pursuant to Section 8.1(i), then Parent shall pay or cause to be paid to the Company the documented out-of-pocket expenses actually incurred by or on behalf of the Company and its Subsidiaries in connection with the authorization, preparation, negotiation, execution or performance of this Agreement or the documents related hereto or the Mergers or the other Transactions contemplated hereby or thereby, up to a maximum aggregate amount equal to Four Hundred Fifty Thousand U.S. Dollars ($450,000) (the “Company Expenses”), such payment to be made within two (2) Business Days after the later of (A) such termination and (B) the date that the Company has provided reasonable documentation to Parent evidencing the Company Expenses.

(v) In the event any amount is payable by the Company or Parent, as applicable pursuant to the preceding clauses (i), (ii) (iii) or (iv) such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by the Party receiving such payment (which account shall be designated by such Party upon written request by the other Party to allow the paying Party to pay or cause to be paid to the receiving Party any amounts payable hereunder within the time periods required by this Section 8.2). Notwithstanding anything to the contrary in this Agreement, in no event shall the Company be obligated to pay or cause to be paid the Termination Fee on more than one occasion.

(c) Each Party acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions and that, without these agreements, the Parties hereto would not enter into this Agreement. Each Party further acknowledges that neither the Termination Fee not the Company Expenses is a penalty, but rather is liquidated damages in a reasonable amount that will compensate the receiving Party in the circumstances in which the Termination Fee or Company Expenses, as applicable, is or are payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions. In addition, if the Company or Parent, as applicable, fails to pay in a prompt and timely manner any amount due pursuant to Section 8.2(b), then (i) such Party shall reimburse the other Party for all reasonable and documented out-of-pocket costs and expenses (including disbursements and fees of outside legal counsel) incurred in the collection of such overdue amounts, including in connection with any related claims, actions or proceedings commenced and (ii) such Party shall pay to the other Party interest on the amounts payable pursuant to Section 8.2(b) from and including the date payment of such amounts were due but excluding the date of actual payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made. Notwithstanding anything to the contrary in this Agreement, except for a Party’s right to seek monetary damages for the other Party’s fraud (solely as it relates to the representations and warranties expressly made in Article III or Article IV) or willful breach occurring prior to or upon the valid termination of this Agreement, and without limiting Parent’s or Merger Sub’s or the Company’s, as applicable, right to specific performance in accordance with Section 9.12, (A) (i) the Termination Fee (and any other amounts expressly contemplated by this Section 8.2(c), if any) shall be the sole and exclusive monetary remedy available to Parent and the Merger Subs in connection with this Agreement and the Transactions in any circumstance in which the Termination Fee becomes due and payable pursuant to Section 8.2(b) and is actually paid by the Company to Parent in full in accordance with this Agreement and (ii) the Company Expenses (and any other amounts expressly contemplated by this Section 8.2(c), if any) shall be the sole and exclusive monetary remedy available to the Company in connection with this Agreement and the Transactions in any circumstance in which the Company Expenses becomes due and payable pursuant to Section 8.2(b) and are actually paid by Parent to the Company full in accordance with this Agreement, and (B) (i) upon Parent’s receipt of the full Termination Fee (and any other amounts contemplated by this Section 8.2(c), if any) pursuant to this Section 8.2 in circumstances in which the Termination Fee is payable pursuant to Section 8.2(b), none of the Company, any Company Subsidiary or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, agents or affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions or (ii) upon the Company’s receipt of the Company Expenses (and any other amounts contemplated by this Section 8.2(c), if any) pursuant to this Section 8.2 in circumstances in which the Company Expenses are payable pursuant to Section 8.2(b), none of Parent, the Merger Subs, any other Parent Subsidiary or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, agents or affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. For the avoidance of doubt, Parent or the Company may seek specific performance to cause the Company or Parent, as applicable, to consummate the Transactions in accordance with Section 9.12 or the payment of the Termination Fee or the Company Expenses, respectively, pursuant to this Section 8.2(c), but in no event shall Parent or the Company, as applicable, be entitled to both (i) specific performance to cause the Company or Parent, as applicable, to consummate the Transactions in accordance with Section 9.12 and (ii) the payment of the Termination Fee or the Company Expenses, as applicable, pursuant to this Section 8.2(c).

ARTICLE IX.
MISCELLANEOUS

Section 9.1 Amendment and Modification; Waiver.

(a) Subject to applicable Law and except as otherwise expressly provided in this Agreement, this Agreement may be amended, modified and supplemented by written agreement of each of the Parties.

(b) At any time and from time to time prior to the Effective Time, either the Company, on the one hand, or Parent and Merger Sub, on the other hand, may, to the extent legally allowed and except as otherwise expressly set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made by the other Parties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for their respective benefit contained herein. Any agreement on the part of Parent, the Merger Subs or the Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent or the Company, as applicable. The conditions to each of the respective Parties’ obligations to consummate the Mergers and the other transactions contemplated by this Agreement are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law. No failure or delay by the Company, Parent or the Merger Subs in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.2 Non-Survival of Representations and Warranties. None of the representations and warranties, covenants and agreements in this Agreement or in any certificate, schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time; provided that this Section 9.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance in whole or in part after the Effective Time.

Section 9.3 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses, whether or not the Mergers are consummated.

Section 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by electronic mail (notice deemed given upon transmission; provided that, there is no return error message or other notification of non-delivery received by the sender) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Parent or Merger Sub, to: Zeo Energy Corp. 232 River Bend Lane Provo, Utah 84604 Attention: Stirling Adams Telephone No.: [*] Email: [*]

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Attn: Douglas S. Ellenoff, Esq.;

  Matthew A. Gray, Esq.

Telephone No.: [*]
Email: [*]

If to the Company, to: Heliogen, Inc. 130 West Union Street Pasadena, California 91103 Attn: Debbie Chen Email: [*]

with a copy (which will not constitute notice) to:

Cooley LLP
355 South Grand Avenue, Suite 900

Los Angeles, California 90071-1560

Attn: John-Paul Motley; Bill Roegge

Telephone No.: [*]

Email: [*]; [*]

Section 9.5 Interpretation. When a reference is made in this Agreement to sections, such reference shall be to a section of this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other things extends, and such word or phrase shall not merely mean “if.” The term “or” is not exclusive, and shall be interpreted as “and/or.” The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. The phrase “made available,” when used in reference to anything made available to Parent, the Merger Subs, or any of their respective Representatives, in each case, shall be deemed to only include documents or information (a) uploaded into electronic folders to which Parent and its Representatives were given full access within the electronic data room maintained by or on behalf of the Company or its Representatives for purposes of the Transactions or (b) publicly available, without redactions, on the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC prior to the date of this Agreement, in each case, at least one (1) Business Day prior to the date of this Agreement. The table of contents and headings set forth in this Agreement or any schedule delivered pursuant to this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or such schedule or any term or provision hereof or thereof. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person, unless otherwise indicated or the context otherwise requires. A reference to any specific Law or to any provision of any Law, whether or not followed by the phrase “as amended,” includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific Law will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.6 Counterparts. This Agreement may be executed manually or by electronic transmission by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf or DocuSign or HelloSign format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 9.7 Entire Agreement; Third-Party Beneficiaries.

(a) This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter and the documents or agreements attached as Exhibits or Annexes hereto, each of which are incorporated herein by reference) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 8.1, Parent and the Merger Subs shall be permitted to take the actions contemplated by this Agreement).

(b) Except as provided in Section 6.4, nothing in this Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter and the documents or agreements attached as Exhibits or Annexes hereto) including the documents and the instruments referred to herein or in the Confidentiality Agreement, express or implied, is intended to confer upon any Person other than the Parties any rights or remedies hereunder or thereunder.

Section 9.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Mergers is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Mergers are fulfilled to the extent possible.

Section 9.9 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of Laws principles that would result in the application of the Law of any other state.

(b) Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding, except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 9.9(b) in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by applicable Law.

Section 9.10 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11 Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 9.12 Enforcement; Remedies.

(a) Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) The Parties agree that irreparable injury, for which monetary damages (even if available) would not be an adequate remedy, will occur in the event that any of the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Mergers or the other Transactions) is not performed in accordance with its specific terms or is otherwise breached. Accordingly, it is agreed that each Party shall be entitled to seek an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, a decree or order of specific performance specifically enforcing the terms and provisions of this Agreement and any further equitable relief, in each case in accordance with Section 9.9, this being in addition to any other remedy to which such Party entitled under the terms of this Agreement at law or in equity.

(c) The Parties’ rights in this Section 9.12 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 9.12 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 9.12, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

{Remainder of Page Intentionally Left Blank; Signature Page Follows}

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed by its respective officers thereunto duly authorized as of the date first written above.

Parent:

Zeo Energy Corp.

By:	/s/ Timothy Bridgewater
	Name:	Timothy Bridgewater
	Title:	Chief Executive Officer

Merger Sub I:

Hyperion Merger Corp.

By:	/s/ Timothy Bridgewater
	Name:	Timothy Bridgewater
	Title:	President

Merger Sub II:

Hyperion Acquisition LLC

By:	/s/ Timothy Bridgewater
	Name:	Timothy Bridgewater
	Title:	President

{Signature Page to Merger Agreement}

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed by its respective officers thereunto duly authorized as of the date first written above.

The Company:

Heliogen, Inc.

By:	/s/ Christiana Obiaya
	Name:	Christiana Obiaya
	Title:	Chief Executive Officer

{Signature Page to Merger Agreement}

Exhibit A
Form of Voting Agreement

Exhibit B
List of Company Stockholders Entering into Voting Agreements

1.	Nant Capital, LLC

2.	Cambridge Equities

Annex I
Definitions

1. Certain Definitions. For the purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement entered into after the date hereof that contains terms that (i) are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a “standstill” or similar provision) and (ii) do not in any way restrict the Company or its Representatives from complying with its disclosure obligations under this Agreement.

“Acquisition Proposal” means any offer, proposal or indication of interest from a person (as defined in Section 5.3) (other than a proposal or offer by Parent or any Parent Subsidiary) at any time relating to any transaction or series of related transactions (other than the Transactions) involving: (a) any acquisition or purchase by any person, directly or indirectly, of more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares), or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any person beneficially owning more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares); (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and a person pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty five percent (85%) of the equity interests in the surviving, resulting or ultimate parent entity of such transaction (whether by voting power or number of shares); or (c) any sale, lease, exchange, transfer or other disposition to a person of more than fifteen percent (15%) of the consolidated assets of the Company and the Company Subsidiaries (measured by the fair market value thereof).

“Anti-Corruption Law” means any Law related to combating bribery and corruption, including the U.S. domestic public bribery statute (18 U.S.C. 201), the U.S. Travel Act, legislation implementing the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions or the U.N. Convention Against Corruption, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the U.K. Bribery Act 2010.

“Applicable Accounting Principles” means (i) those accounting principles, methods, policies, practices and procedures that were applied in the preparation of the Company’s December 31, 2024 audited financial statements, to the extent consistent with GAAP; and (ii) to the extent not covered by the preceding clause to be in accordance with GAAP, shall be in accordance with GAAP as of the date of this Agreement.

“Athena Warrant Agreement” means that certain warrant agreement dated March 16, 2021, as amended from time to time, by and between Athena Technology Acquisition Corp. and Continental Stock Transfer & Trust Company.

“Business Days” means any day other than (a) a Saturday or a Sunday or (b) a day on which commercial banking and savings and loan institutions are authorized or required by Law to be closed in Los Angeles, California or New York, New York.

“Closing Cash” means, as of the Reference Time and as determined in accordance with Applicable Accounting Principles, the aggregate cash, cash equivalents, and short term investments of the Company and its Subsidiaries on hand or in bank accounts or investment accounts, including deposits in transit, minus the aggregate amount of outstanding and uncleared checks issued by or on behalf of the Company or its Subsidiaries and other withdrawals (and credits) in transit as of such time.

“Closing Current Assets” means, as of the Reference Time and as determined in accordance with Applicable Accounting Principles and without duplication, the consolidated current assets of the Company and its Subsidiaries, excluding the Closing Cash and excluding any lease deposits. For the avoidance of doubt, the [***] will not be included as a Closing Current Asset.

“Commercial Warrant” means each of the following: (i) Warrant to Purchase Class A Common Stock of the Company pursuant to the Commercial-Scale Demonstration Agreement, dated March 28, 2022, as amended from time to time, by and between the Company and Woodside Energy (USA) Inc., (ii) Warrant to Purchase Class A Common Stock of the Company pursuant to the Collaboration Agreement, dated March 28, 2022, as amended from time to time, by and between the Company and Woodside Energy (USA) Inc. and (iii) Warrants to Purchase Company Common Stock issued to Cornerstone Government Affairs, Inc. on each of April 19, 2022 and August 14, 2023, in each case with an exercise price of $0.35 per share of Company Common Stock.

“Company Bylaws” means the Amended and Restated Bylaws of the Company as in effect on the date hereof.

“Company Certificate” means the Amended and Restated Certificate of Incorporation of the Company as in effect on the date hereof.

“Company Convertible Securities” means, collectively, the Company Options, Company Warrants and any other options, warrants or rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the Company.

“Company Equity Awards” means the In-the-Money Company Options and the Company RSUs.

“Company Equity Plans” means (i) the Company’s 2013 Stock Incentive Plan, as amended and restated from time to time and (ii) the Company’s 2021 Equity Incentive Plan, as amended and restated from time to time.

“Company ESPP” means the Company’s 2021 Employee Stock Purchase Plan, as amended from time to time.

“Company Governing Documents” means the Company Bylaws and the Company Certificate.

“Company Government Contract” means a Contract to which the Company or any Company Subsidiary is a party or bound with any Governmental Entity or any prime contractor of a Governmental Entity in the Company’s or Company Subsidiary’s capacity as a prime contractor or any subcontractor with respect to any such Contract.

“Company Intellectual Property” means all: (i) patents and patent applications, (ii) registered trademarks, service marks, trade dress, logos, slogans, brand names, trade names and corporate names and applications therefor, (iii) domain name and social media handle registrations, (iv) copyright registrations and applications for copyright registration, and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by the Company or any Company Subsidiary with any state, government or other public authority, in each case, that are owned by, filed in the name of, applied for by, or subject to a valid obligation of assignment to, the Company or any Company Subsidiary, whether wholly or jointly owned.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that no Effects resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred: (a) any changes after the date hereof in United States, regional, global or international economic conditions, including any changes after the date hereof affecting financial, credit, foreign exchange or capital market conditions; (b) any changes after the date hereof in conditions in any industry or industries in which the Company and the Company Subsidiaries operate; (c) any changes after the date hereof in general political, geopolitical, regulatory or legislative conditions in the United States or any other country or region of the world, including with respect to the imposition of, or adjustments to, tariffs or other trade restrictions; (d) any changes after the date hereof in GAAP or the interpretation thereof; (e) any changes after the date hereof in applicable Law or the interpretation thereof; (f) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Company Material Adverse Effect” may be taken into account); (g) any acts of terrorism or sabotage, cyberattack, war (whether or not declared), epidemics or pandemics, the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof; (h) the execution and delivery of this Agreement, the identity of Parent or any Parent Subsidiary, the pendency or consummation of this Agreement, the Mergers and the other Transactions, including the effect thereof on the relationships with current or prospective customers, suppliers, distributors, partners, financing sources, employees or sales representatives, or the public announcement of this Agreement or the Transactions, including any litigation arising out of or relating to this Agreement or the Transactions, in each case only to the extent directly resulting from the execution and delivery of this Agreement, the identity of Parent or any Parent Subsidiary, the pendency or consummation of this Agreement, the Mergers and the other Transactions, or the public announcement of this Agreement and the Transactions, as applicable (provided, however, that this clause (h) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution and delivery of this Agreement, the pendency or consummation of this Agreement, the Mergers and the other Transactions, or to address the consequences of litigation); (i) any action or failure to take any action which action or failure to act is explicitly requested in writing by Parent or otherwise expressly required by this Agreement, and, in either case, taken or not taken in accordance with the specifications of such request or requirement (other than pursuant to Section 5.1(a)); and (j) any of the Wind-Down Matters which is taken in accordance with the requirements set forth in Section 5.6 of the Company Disclosure Letter; provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (g), if such Effect has had a disproportionate adverse effect on the Company or any Company Subsidiary relative to other companies operating in the industry or industries and geographies in which the Company and the Company Subsidiaries operate, then only the incremental disproportionate adverse effect of such Effect shall be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred.

“Company Option” means each option to purchase Company Common Stock granted under any Company Equity Plan, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time.

“Company Products” means any and all products and services that are or have been in the two (2) years prior to the date of this Agreement marketed, offered, sold, licensed, provided or distributed by the Company or any Company Subsidiary.

“Company RSU” means each restricted stock unit award relating to shares of Company Common Stock granted under any Company Equity Plan that is outstanding immediately prior to the Effective Time and subject solely to service-based vesting requirements.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Company Warrants” means the Commercial Warrants and the SPAC Warrants.

“Confidentiality Agreement” means the Mutual Nondisclosure Agreement, dated as of February 27, 2025, between Parent and the Company, as it may be amended.

“Contract” means any legally binding written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, permit, concession, franchise, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature, as in effect as of the date hereof.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA; (ii) under Section 302 of ERISA; (iii) under Sections 412 and 4971 of the Code; (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code; and (v) under corresponding or similar provisions of foreign Laws or regulations, other than such liabilities that arise solely out of, or relate solely to, plans directly sponsored by the Company and the Company Subsidiaries.

“Effect” means any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence.

“Environmental Law” means any and all applicable Law which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including protection of the health and safety of employees or (b) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Ratio” shall mean an amount equal to the quotient obtained by dividing (A) the Per Share Purchase Price by (B) the Parent Stock Price.

“Export Controls” means (a) all applicable export and reexport control Laws and regulations imposed, administered, or enforced by the U.S. government, including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by OFAC and the International Traffic in Arms Regulations maintained by the U.S. Department of State and any applicable anti-boycott compliance regulations, and (b) all applicable export and reexport control and antiboycott Laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. Law.

“Foreign Governmental Body” is a Governmental Entity in a jurisdiction outside the United States.

“Fully Diluted Company Shares” means the total number of issued and outstanding shares of Company Common Stock, including any outstanding Company Preferred Stock (if any) on an as-converted basis and treating all outstanding Company Options, Company RSUs and Commercial Warrants as fully vested and exercised (if applicable) on a net exercise basis as of immediately prior to the Effective Time, but excluding all Cancelled Shares and all shares of Company Common Stock issuable pursuant to any Out-of-the-Money Company Options.

“GDPR” means Regulation (EU) 2016/679 (General Data Protection Regulation) of the European Parliament and of the Council on the protection of natural persons with regard to the processing of personal data and on the free movement of such data as currently in effect and as may be amended from time to time.

“Governmental Entity” means (a) any supranational, national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (b) any public international governmental organization or (c) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition (including patent and trademark offices and self-regulatory organizations).

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, and mycotoxins.

“Import Restrictions” means (a) all applicable import Laws and regulations imposed, administered, or enforced by the U.S. government, including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations, and (b) all applicable import Laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. Law.

“Indebtedness” means with respect to any Person, (a) all obligations for borrowed money; (b) all obligations evidenced by bonds, debentures, notes or other debt security; (c) all Indebtedness of others secured by any Lien on owned or acquired property, whether or not the Indebtedness secured thereby has been assumed; (d) all guarantees (or any other arrangement having the economic effect of a guarantee) of Indebtedness of others; (e) all capital lease obligations and all synthetic lease obligations; (f) all obligations, contingent or otherwise, of such Person as an account party in respect of financial guaranties, letters of credit, letters of guaranty, surety bonds and other similar instruments; (g) all securitization transactions; (h) all obligations representing the deferred and unpaid purchase price of property (other than trade payables incurred in the ordinary course of business consistent with past practice); (i) all obligations, contingent or otherwise, in respect of bankers’ acceptances; and (j) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination).

“Information Privacy and Security Laws” means any applicable Law, rule, regulation or directive, including all binding guidance issued by any Governmental Entity thereunder, governing: (a) the privacy, protection, Processing, or security of Personal Data or (b) online behavioral advertising, website and mobile application tracking technologies, call or electronic monitoring or recording, or any outbound calling and text messaging, and email marketing. Without limiting the foregoing, “Information Privacy and Security Laws” includes the following to the extent applicable to the Company or any Company Subsidiaries: the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, PCI DSS, the GDPR (and any European Union member states’ Laws and regulations implementing the GDPR), Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009, the Gramm-Leach-Bliley Act, state privacy and data security Laws, state social security number protection Laws, state data breach notification Laws, state consumer protection Laws, and other applicable data protection Laws of the jurisdictions in which the Company or the Company Subsidiaries operate or which are otherwise applicable to their respective businesses.

“Intellectual Property” means any and all intellectual property or other proprietary rights, whether statutory, common law or otherwise, arising in any jurisdiction in the world, including all: (a) all United States and foreign patents and applications therefor; (b) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (c) trademarks, service marks, trade dress rights and similar designation of origin and rights therein; (d) all rights in mask works, and all mask work registrations and applications therefor; (e) rights in trade secrets and confidential information; (f) rights of attribution and integrity and other moral rights of an author; and (g) any other similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

“Knowledge” will be deemed to be, as the case may be, the actual knowledge of (a) the individuals set forth on Section 1.1(a) of the Parent Disclosure Letter with respect to Parent or the Merger Subs or (b) the individuals set forth on Section 1.1(a) of the Company Disclosure Letter with respect to the Company, in each case after reasonable inquiry of such individual’s direct reports reasonably expected to have knowledge of such matters.

“Law” means any law (including common law), statute, requirement, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity.

“Liabilities” means, as of the Reference Time and determined in accordance with the Applicable Accounting Principles and without duplication, any and all debts, liabilities, and commitments of any kind or nature of the Company or its Subsidiaries (on a consolidated basis)) under the Applicable Accounting Principles, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, or otherwise, and whether arising under any law, rule, regulation, contract, agreement, order, judgment, or decree or otherwise, and, in each case, only to the extent corresponding to the categories or ledger entries set forth on Annex II hereto, it being understood that any category or ledger entry of debt, liability or commitment not set forth on Annex II hereto shall not constitute a Liability for purposes of this Agreement.

“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, conditional or installment sale agreement, encumbrance, covenant, charge, claim, option, right of first refusal, easement, right of way, encroachment, occupancy right, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred or arising by operation of Law.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) of ERISA or any plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control within the meaning of Section 4063 of ERISA.

“Nasdaq” means the Nasdaq Capital Market.

“Net Cash at Closing” means, as of the Reference Time, (a) the Closing Cash, plus (b) the Closing Current Assets, minus (c) the aggregate amount of Liabilities. Notwithstanding the foregoing, to the extent that the Closing has not occurred on or prior to August 20, 2025 primarily due to delays caused by the Parent’s failure to file the Parent 10-Q or other required Exchange Act filing on a timely basis with the SEC, the Net Cash at Closing will be adjusted by the Parties to an amount that reasonably takes into account the impacts of such delays, as reasonably agreed by the Parties.

“Net Cash at Closing Adjustment” means: (a) if Net Cash at Closing is greater than or equal to the Net Cash Collar Floor but less than or equal to the Net Cash Collar Ceiling, an amount equal to Zero U.S. Dollars ($0); (b) if Net Cash at Closing is greater than the Net Cash Collar Ceiling, an amount (expressed as a positive number) equal to (i) fifty percent (50%) of (ii) (A) the Net Cash at Closing, minus (B) the Net Cash Collar Ceiling; and (c) if the Net Cash at Closing is less than the Net Cash Collar Floor, an amount (expressed as a negative number) equal to (i) fifty percent (50%) of (ii) (A) the Net Cash at Closing, minus (B) the Net Cash Collar Floor.

“Net Cash Collar Ceiling” means an amount equal to Sixteen Million U.S. Dollars ($16,000,000).

“Net Cash Collar Floor” means an amount equal to Thirteen Million U.S. Dollars ($13,000,000).

“NYSE” means the New York Stock Exchange.

“OpCo” means ESGEN OpCo, LLC, a Delaware limited liability company.

“Open Source License” means any license that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, and any similar license for “free,” “publicly available” or “open source” software, including the GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, Mozilla Public License (MPL), the MIT License or any other license that otherwise requires, as a condition of distribution of the Software licensed thereunder, that other Software incorporated into, derived from or distributed with, such Software (a) be disclosed or distributed in Source Code form, (b) be licensed for purposes of preparing derivative works or (c) be redistributed at no charge.

“Ordinary Course of Business” means, in the case of each of the Company, Parent and the Merger Subs, such actions taken in the ordinary course of its normal operations and consistent with its past practices; provided, however, that during the Interim Period, the Ordinary Course of Business of the Company or the Company’s Subsidiaries shall also include activities with respect to the winding down of the Company’s operations.

“Ordinary Course License” means standard licenses contained in customer subscription, license or service agreements with respect to Company Products or confidentiality agreements, in each case that are non-exclusive, and granted in the Ordinary Course of Business.

“Out-of-the-Money Company Options” means Company Options with a per share exercise price greater than or equal to the Per Share Purchase Price (subject to adjustment to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Company Common Stock).

“Parent Equity Plans” means all employee and director equity incentive plans of Parent and agreements for equity awards in respect of Parent Class A Common Stock granted under the inducement grant exception.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, or results of operations of Parent and the Parent Subsidiaries, taken as a whole; provided, however, that no Effects resulting or arising from the following shall be deemed to constitute a Parent Material Adverse Effect or shall be taken into account when determining whether a Parent Material Adverse Effect exists or has occurred: (a) any changes after the date hereof in United States, regional, global or international economic conditions, including any changes after the date hereof affecting financial, credit, foreign exchange or capital market conditions; (b) any changes after the date hereof in conditions in any industry or industries in which Parent and the Parent Subsidiaries operate; (c) any changes after the date hereof in general political, geopolitical, regulatory or legislative conditions in the United States or any other country or region of the world, including with respect to the imposition of, or adjustments to, tariffs or other trade restrictions; (d) any changes after the date hereof in GAAP or the interpretation thereof; (e) any changes after the date hereof in applicable Law or the interpretation thereof; (f) any failure by Parent to meet any internal or published projections, estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Parent to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Parent Material Adverse Effect” may be taken into account); (g) any acts of terrorism or sabotage, war (whether or not declared), epidemics or pandemics, the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof; (h) the execution and delivery of this Agreement, the identity of Company or any Company Subsidiary, the pendency or consummation of this Agreement, the Mergers and the other Transactions, including the effect thereof on the relationships with current or prospective customers, suppliers, distributors, partners, financing sources, employees or sales representatives, or the public announcement of this Agreement or the Transactions, including any litigation arising out of or relating to this Agreement or the Transactions, in each case only to the extent directly resulting from the execution and delivery of this Agreement, the identity of Parent or any Parent Subsidiary, the pendency or consummation of this Agreement, the Mergers and the other Transactions, or the public announcement of this Agreement and the Transactions, as applicable (provided, however, that this clause (h) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution and delivery of this Agreement, the pendency or consummation of this Agreement, the Mergers and the other Transactions, or to address the consequences of litigation); and (i) any action or failure to take any action which action or failure to act is explicitly requested in writing by the Company or otherwise expressly required by this Agreement, and, in either case, taken or not taken in accordance with the specifications of such request or requirement; provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (g), if such Effect has had a disproportionate adverse effect on Parent or any Parent Subsidiary relative to other companies operating in the industry or industries and geographies in which Parent and the Parent Subsidiaries operate, then only the incremental disproportionate adverse effect of such Effect shall be taken into account for the purpose of determining whether a Parent Material Adverse Effect exists or has occurred.

“Parent Stock Price” means an amount equal to $1.5859 per share, as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like with respect to shares of Parent Class A Common Stock after the date of this Agreement.

“Parent Subsidiaries” means the Subsidiaries of Parent (including, for the avoidance of doubt, OpCo and its Subsidiaries).

“Per Share Purchase Price” means the dollar amount (rounded up to the nearest cent) equal to (i) the Total Merger Consideration, divided by (ii) the Fully Diluted Company Shares.

“Permitted Liens” means any Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet due or that is being contested in good faith by appropriate proceedings; (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising by operation of Law in the ordinary course of business for amounts not yet delinquent; (iii) is specifically disclosed on the most recent consolidated balance sheet of the Company or the notes thereto included in the Company SEC Documents as of the date hereof; (iv) which is a statutory or common law Lien to secure landlords, lessors or renters under leases or rental agreements; (v) which is imposed on the underlying fee interest in real property subject to a real property lease; (vi) that arises as a result of a non-exclusive license or other non-exclusive grant of rights under Intellectual Property in the Ordinary Course of Business; (vii) that arises from pledges or deposits to secure obligations pursuant to workers’ compensation Laws, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, in each case in the Ordinary Course of Business; (viii) which is an immaterial defect, imperfection or irregularity in title, charge, easement, covenant and right of way of record or zoning, building and other similar restriction, in each case, that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any Company Subsidiary; (ix) is a pledge or deposit to secure performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature that, in each case, is not material; and (x) that has arisen in the Ordinary Course of Business and does not adversely affect the value, ownership, use or operation of the property subject thereto.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Personal Data” means any and all information in the Company’s or the Company’s Subsidiaries’ possession, custody, or control that can reasonably be used to identify an individual natural person, including name, physical address, telephone number, email address, financial account number, passwords or PINs, device identifier or unique identification number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations and marital or other status (to the extent any of these data elements can reasonably be associated with an individual natural person or is linked to any such data element that can reasonably be associated with an individual natural person). Personal Data also includes any information not listed above if such information is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any Information Privacy and Security Laws.

“Privacy Statements” means the Company’s and the Company Subsidiaries’ publicly posted privacy policies (including if posted on the Company’s or the Company Subsidiaries’ products and services) regarding the Company’s and the Company’s Subsidiaries’ collection, use, disclosure, transfer, storage, maintenance, retention, deletion, disposal, modification or processing of Personal Data.

“Private Placement Warrants” means the redeemable warrants exercisable to purchase one share of Company Common Stock at an exercise price of $402.50 per share and governed by the Athena Warrant Agreement.

“Proceedings” means all actions, suits, claims, hearings, arbitrations, litigations, mediations, audits, investigations, examinations or other similar proceedings, in each case, by or before any Governmental Entity.

“Protected Information” means (a) Personal Data; (b) any other information in the Company’s or the Company’s Subsidiaries’ possession, custody, or control that is governed, regulated or protected by one or more Information Privacy and Security Laws; (c) any confidential information of the Company or a Company Subsidiary that the Company or a Company Subsidiary receives, creates, transmits or maintains in electronic form through Company or Company Subsidiary systems, networks, or information technology; or (d) any sensitive information in the Company’s or the Company’s Subsidiaries’ possession, custody, or control which the Company is contractually bound to keep confidential.

“Public Warrants” means the redeemable warrants exercisable to purchase one share of Company Common Stock at an exercise price of $402.50 per share, traded on the OTC (over-the-counter) market (and prior to November 8, 2023, on the NYSE) under the trading symbol HLGNW and governed by the underlying warrant agreement dated March 16, 2021, by and between Athena Technology Acquisition Corp. and Continental Stock Transfer & Trust Company.

“Reference Time” means the close of business of the Company on the Closing Date (but without giving effect to the Transactions, including any payments by Parent hereunder to occur at the Closing, but treating any obligations in respect of Liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of the Reference Time).

“Representatives” means, when used with respect to any Person, its affiliates, and the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of such Person and its affiliates.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Shareholder Rights Agreement” means that certain Rights Agreement, dated April 16, 2023 by and between the Company and Continental Stock Transfer and Trust Company, and as amended on April 16, 2024, December 17, 2024, April 14, 2025, and as further amended by the Shareholder Rights Agreement Amendment.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code, object code or other form; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and (d) all user documentation, including user manuals and training materials, relating to any of the foregoing.

“Source Code” means computer Software and code, in form other than object code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“SPAC Warrants” means the Public Warrants and Private Placement Warrants.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership. For the avoidance of doubt, OpCo and its Subsidiaries shall be Subsidiaries of Parent.

“Superior Proposal” means a bona fide, written Acquisition Proposal (with references in the definition thereof to fifteen percent (15%) and eighty-five percent (85%) being deemed to be replaced with references to eighty percent (80%) and twenty percent (20%), respectively) by a third party, which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel and financial advisors (and after giving effect to any changes to the terms of this Agreement proposed by Parent in a binding written offer pursuant to Section 5.3, if any) (i) reasonably likely to be consummated if accepted and (ii) to be more favorable to the Company Stockholders from a financial point of view than the Mergers and the other Transactions contemplated by this Agreement, taking into account all relevant factors (including all the terms and conditions of such proposal or offer (including the transaction consideration, conditionality, timing, certainty of financing or regulatory approvals and likelihood of consummation) and this Agreement (and, if applicable, any changes to the terms of this Agreement proposed by Parent pursuant to Section 5.3)).

“Takeover Statute” means any “business combination,” “control share acquisition,” “fair price,” “moratorium,” “supermajority,” “affiliate transaction” or other takeover or anti-takeover statute or similar Law.

“Tax” or “Taxes” means any and all U.S. federal, state, and local and non-U.S. taxes and assessments, levies, duties, tariffs, imposts and other similar charges and fees in the nature of a tax, including income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value added, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, additions to tax and any additional amounts imposed with respect thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated Tax filing or declaration filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Technology” means all forms of technology and content, including any or all of the following: (a) published and unpublished works of authorship, including without limitation audiovisual works, collective works, computer programs or software (whether in source code or executable form), documentation, compilations, databases, derivative works, literary works, maskworks, websites, and sound recordings; (b) inventions (whether or not patentable), discoveries, improvements, business methods, compositions of matter, machines, methods, and processes and new uses for any of the preceding items; (c) information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including without limitation algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques; (d) databases, data compilations and collections and technical data; and (e) devices, prototypes, designs and schematics (whether or not any of the foregoing is embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

“Total Merger Consideration” means an amount equal to (a) Ten Million U.S. Dollars ($10,000,000), plus (b) the Net Cash at Closing Adjustment.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

2. Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section
Agreement	Preamble
Base Amount	Section 6.4(c)
Book-Entry Shares	Section 2.1(a)
Cancelled Shares	Section 2.1(b)
Certificates	Section 2.1(a)
Change of Recommendation	Section 5.3(a)
Closing	Section 1.3
Closing Date	Section 1.3
Code	Recitals
Company	Preamble
Company Acquisition Agreement	Section 5.3(a)
Company Benefit Plan	Section 3.10(a)
Company Board of Directors	Recitals
Company Board Recommendation	Recitals
Company Capitalization Date	Section 3.2(a)
Company Common Stock	Recitals
Company Counsel	Section 5.4(a)(ii)
Company Disclosure Letter	ARTICLE III
Company Leases	Section 3.16
Company Permits	Section 3.9(b)
Company Preferred Stock	Section 3.2(a)
Company Registered Intellectual Property	Section 3.14(a)
Company SEC Documents	Section 3.5(a)
Company Stockholder Approval	Section 3.3(c)
Company Stockholders	Recitals
Company Stockholders Meeting	Section 5.4(b)
Company Tax Representation Letter	Section 6.12(b)
Continuing Employees	Section 6.13(a)
Contribution	Section 6.14
Current ESPP Offering Periods	Section 2.3(d)
DGCL	Recitals
DLLCA	Recitals
Effective Time	Section 1.4(a)
Eligible Shares	Section 2.1(a)

Term	Section
Enforceability Limitations	Section 3.3(d)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
First Certificate of Merger	Section 1.4(a)
First Merger	Recitals
First Surviving Corporation	Section 1.1(a)
Form S-4	Section 3.4(a)
Fractional Share Consideration	Section 2.1(a)
fraud	Section 8.2(a)
GAAP	Section 3.5(b)
Governmental Order	Section 3.13
Indemnified Parties	Section 6.4(a)
Intended Tax Treatment	Recitals
Interim Period	Section 5.1
Intervening Event	Section 5.3(d)
In-the-Money Company Option	Section 2.3(a)(i)
IP Contracts	Section 3.14(i)
Key Personnel	Section 5.1(a)
Letter of Transmittal	Section 2.2(b)(i)
Material Contract	Section 3.17(a)
Merger Consideration	Section 2.1(a)
Mergers	Recitals
Merger Sub I	Preamble
Merger Sub II	Preamble
Merger Subs	Preamble
Merger Sub Stockholder Consents	Section 4.3(a)
New Plans	Section 6.13(b)
OFAC	Section 3.9(e)
Old Plan	Section 6.13(b)
Outside Date	Section 8.1(d)
Parent	Preamble
Parent 10-Q	Section 5.5
Parent Capitalization Date	Section 4.2(a)
Parent Class A Common Stock	Section 2.1(a)
Parent Class V Common Stock	Section 4.2(a)
Parent Common Stock	Section 4.2(a)
Parent Counsel	Section 5.4(a)(ii)
Parent Disclosure Letter	ARTICLE IV
Parent Governing Documents	Section 4.1
Parent Permits	Section 4.9(b)
Parent Preferred Stock	Section 4.2(a)
Parent SEC Documents	Section 4.5(a)
Parent Tax Representation Letter	Section 6.12(b)
Party or Parties	Preamble
person	Section 5.3(a)
Post-Closing Distributions	Section 2.2(f)
Preferred Share Purchase Rights	Section 3.2(a)
Privacy Requirements	Section 3.15(a)
Processing	Section 3.15(a)
Proxy Statement/Prospectus	Section 3.20

Term	Section
Restricted Parties	Section 3.9(g)
Sarbanes-Oxley Act	Section 3.5(c)
Second Certificate of Merger	Section 1.4(b)
Second Effective Time	Section 1.4(b)
Second Merger	Recitals
Shareholder Rights Agreement Amendment	Section 3.3(b)
Share Merger Consideration	Section 2.1(a)
Surviving Company	Section 1.1(b)
Tax Representation Letters	Section 6.12(b)
Termination Fee	Section 8.2(b)(i)
Transactions	Recitals
Voting Agreements	Recitals
Wind-Down Matters	Section 5.6

Annex II
Liabilities

1.	All costs or obligations to make any change of control payments, transaction bonus payments or severance payments that are (i) set forth in an individual’s employment agreements with the Company or its Subsidiaries as in effect prior to the Closing or that are otherwise granted by authorization of the Compensation Committee of the Company’s Board of Directors, or by other action by the Company or its Board of Directors prior to the Closing, [***]; provided, that such payments are actually made to each such individual by or on behalf of the Company or its Subsidiary at the Closing or become due to be paid by or on behalf of the Company or its Subsidiary at or as a result of the Closing (including because an employee does not become a Continuing Employee upon the Effective Time).

2.	Any remaining rent and other obligations owed (including for periods after the Closing) under the real property lease by the Company or its Subsidiary in Pasadena (net of the $[***] initial deposit).

3.	All deferred purchase price liabilities and obligations of the Company and its Subsidiaries, [***].

4.	All refund obligations owed by or on behalf of the Company or its Subsidiaries to [***] (including late payment interest fees).

5.	The ordinary course liabilities and costs incurred by the Company and its Subsidiaries prior to the Closing, including payroll, IT services and the monthly lease payment for the real property lease of the Company or its Subsidiary in Houston, Texas, in each case only to the extent accrued (or required to be accrued under the Applicable Accounting Principles) through or as a result of the Closing Date.

6.	New liabilities of the Company or its Subsidiaries created or discovered between the date of the Agreement and the Closing to the extent that such liabilities would be required to be included in a consolidated balance sheet, or reflected in the footnotes thereto, in accordance with the Applicable Accounting Principles, whether or not any such liabilities are material, including, for example, [***].

7.	Any off-balance sheet liabilities of the Company or its Subsidiaries not otherwise reflected in the Company’s consolidated balance sheet (or the footnotes thereto) included in the Company’s consolidated audited financial statements for its Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2024 or in the Company’s consolidated reviewed financial statements for its Quarterly Report on Form 10-Q filed with the SEC for the fiscal quarter ended March 31, 2025, in each case, as filed and in effect as of the date of this Agreement, that should have been disclosed in such Company SEC Documents under Applicable Accounting Principles.

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8.	The unpaid costs and expenses incurred by or on behalf of the Company or its Subsidiaries in connection with this Agreement or the Transactions prior to or on the Closing Date, including:

(a)	Directors and officer’s insurance, including the cost of any tail policy;

(b)	The fees and expenses of PEP Advisory, LLC or its Affiliates incurred in connection with this Agreement or the transactions contemplated hereby, including for any fairness opinion;

(c)	All legal fees and expenses incurred the Company in connection with this Agreement or the transactions contemplated hereby;

(d)	All audit and accounting review fees and expenses incurred the Company in connection with this Agreement or the transactions contemplated hereby;

(e)	50% of the SEC filing fees and printer fees; and

(f)	The costs and expenses involved with holding the Company Stockholders Meeting, including the costs and expenses of the proxy solicitor.

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